                                  $15,250,000

                                   TERM LOAN

                                  PROVIDED BY

                   THE BOATMEN'S NATIONAL BANK OF ST. LOUIS

                                  AS "AGENT"

                                      AND

                   THE BOATMEN'S NATIONAL BANK OF ST. LOUIS

                                      AND

                                MARK TWAIN BANK

                                 AS "LENDERS"

                                      TO

                         INSITUFORM MID-AMERICA, INC.



                                April 18, 1995

                               TABLE OF CONTENTS


1.      General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.1.    Effective Date.. . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.2.    Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.3.    Singular and Plural Forms. . . . . . . . . . . . . . . . . . . . . .   1

1.4.    References.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.5.    References to Applicable Lending Office. . . . . . . . . . . . . . .   1

1.6.    References to Covered Person.. . . . . . . . . . . . . . . . . . . .   1

1.7.    Accounting Terms with GAAP Meanings; Consolidated
        Basis. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.8.    "Satisfactory to Agent", "Satisfactory to Lenders".. . . . . . . . .   2

1.9.    Computation of Time Periods. . . . . . . . . . . . . . . . . . . . .   2

2.      Term Commitment. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.      Interest.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        3.1.  Interest Rate on Term Loan . . . . . . . . . . . . . . . . . .   2

3.1.1.  Definition of Adjusted LIBO Rate . . . . . . . . . . . . . . . . . .   2
              3.1.1.1.  "LIBO Rate . . . . . . . . . . . . . . . . . . . . .   2
              3.1.1.2.  The "LIBOR Increment . . . . . . . . . . . . . . . .   3

3.2.    Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . .   3

              3.2.1.      Failure to Select Interest Period. . . . . . . . .   3

3.3.    Rate After Maturity. . . . . . . . . . . . . . . . . . . . . . . . .   3

        3.4.  Time of Accrual. . . . . . . . . . . . . . . . . . . . . . . .   4

3.5.    Computation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.6.    Usury. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

4.      Fees.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

4.1.    Term Commitment Fee. . . . . . . . . . . . . . . . . . . . . . . . .   4

5.      Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                    i

5.1.    Scheduled Payments on Term Loan. . . . . . . . . . . . . . . . . . .   4

5.1.1.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

5.1.2.  Principal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

5.2.    Prepayments and Reduction of Term Loan . . . . . . . . . . . . . . .   4

5.2.1.  Voluntary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

5.2.1.1.      Term Loan. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

5.2.1.2.      Premiums.. . . . . . . . . . . . . . . . . . . . . . . . . . .   5

5.2.2.  Mandatory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

5.2.2.1.      Proceeds from Sales of Assets. . . . . . . . . . . . . . . . .   5

5.2.2.2.      Application of Insurance/Condemnation Proceeds . . . . . . . .   5

5.3.    Manner of Payments and Timing of Application of
        Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

5.3.1.  Payment Requirement. . . . . . . . . . . . . . . . . . . . . . . . .   5

5.3.2.  Application of Payments and Proceeds . . . . . . . . . . . . . . . .   5

5.3.3.  Interest Calculation . . . . . . . . . . . . . . . . . . . . . . . .   5

5.3.4.  Returned Instruments . . . . . . . . . . . . . . . . . . . . . . . .   6

5.3.5.  Compelled Return of Payments or Proceeds . . . . . . . . . . . . . .   6

5.4.    Due Dates Not on Business Days.. . . . . . . . . . . . . . . . . . .   6

6.      Borrowing Procedure and Limits . . . . . . . . . . . . . . . . . . .   6

7.      Capital Adequacy Reimbursement.. . . . . . . . . . . . . . . . . . .   6

8.      LIBO Rate Not Ascertainable, Etc.. . . . . . . . . . . . . . . . . .   6

9.      Security.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

9.1.    Security Agreements. . . . . . . . . . . . . . . . . . . . . . . . .   7

9.1.1.  ENVIROQ Security Agreement . . . . . . . . . . . . . . . . . . . . .   7

9.2.    Deeds of Trust.. . . . . . . . . . . . . . . . . . . . . . . . . . .   7

9.3.    Guaranties.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                    ii

9.4.    Stock Pledge Agreements. . . . . . . . . . . . . . . . . . . . . . .   7

9.5.    Acquisition Agreement Assignment.. . . . . . . . . . . . . . . . . .   7

10.     Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . . . .   8

11.     Yield Protection.. . . . . . . . . . . . . . . . . . . . . . . . . .   8
        11.1.       Compensation for Increase In LIBOR Loan
                    Costs. . . . . . . . . . . . . . . . . . . . . . . . . .   8

11.2.   Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

12.     Conditions of Lending. . . . . . . . . . . . . . . . . . . . . . . .  10

12.1.   Listed Documents and Other Items . . . . . . . . . . . . . . . . . .  10

12.2.   Subordinated Indebtedness. . . . . . . . . . . . . . . . . . . . . .  10

12.3.   Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . .  10

12.4.   No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

12.5.   Perfection of Security Interests . . . . . . . . . . . . . . . . . .  10

12.6.   Representations and Warranties . . . . . . . . . . . . . . . . . . .  10

12.7.   Material Adverse Change. . . . . . . . . . . . . . . . . . . . . . .  10

12.8.   Pending Material Proceedings.. . . . . . . . . . . . . . . . . . . .  10

12.9.   Payment of Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  10

12.10.  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

12.11.  Related Transaction Documents. . . . . . . . . . . . . . . . . . . .  10

12.12.  Consummation of ENVIROQ Acquisition. . . . . . . . . . . . . . . . .  10

12.13.  Other Items. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

13.     Representations and Warranties . . . . . . . . . . . . . . . . . . .  10
        13.1.       Organization and Existence . . . . . . . . . . . . . . .  11

13.2.   Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.3.   Due Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.4.   Enforceability of Obligations. . . . . . . . . . . . . . . . . . . .  11

13.5.   Burdensome Obligations . . . . . . . . . . . . . . . . . . . . . . .  11


                                    iii

13.6.   Legal Restraints . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.7.   Labor Disputes.. . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.8.   No Material Proceedings. . . . . . . . . . . . . . . . . . . . . . .  11

13.9.   Material Licenses. . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.10.  Compliance with Laws.. . . . . . . . . . . . . . . . . . . . . . . .  12

13.10.1.      Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .  12

13.10.2.      Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . .  12

13.10.3.      Investigations . . . . . . . . . . . . . . . . . . . . . . . .  12

13.10.4.      Notices; Reports . . . . . . . . . . . . . . . . . . . . . . .  12

13.10.5.      Real Property. . . . . . . . . . . . . . . . . . . . . . . . .  12

13.10.6.      Environmental Property Transfer Acts.. . . . . . . . . . . . .  12

13.11.  Other Names. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

13.12.  Prior Transactions.. . . . . . . . . . . . . . . . . . . . . . . . .  12

13.13.  Capitalization.. . . . . . . . . . . . . . . . . . . . . . . . . . .  12

13.14.  Solvency.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.15.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .  13

13.16.  No Change in Condition . . . . . . . . . . . . . . . . . . . . . . .  13

13.17.  No Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.18.  Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.19.  Indebtedness.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.20.  Indirect Obligations.. . . . . . . . . . . . . . . . . . . . . . . .  13

13.21.  Encumbrances.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.22.  Operating Leases.. . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.23.  Capital Leases . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.24.  Tax Liabilities; Governmental Charges. . . . . . . . . . . . . . . .  13

                                    iv

13.25.  Pension Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . .  14

13.25.1.      Prohibited Transactions. . . . . . . . . . . . . . . . . . . .  14

13.25.2.      Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

13.25.3.      Reporting and Disclosure Requirements. . . . . . . . . . . . .  14

13.25.4.      Accumulated Funding Deficiency . . . . . . . . . . . . . . . .  14

13.25.5.      Multi-employer Plan. . . . . . . . . . . . . . . . . . . . . .  14

13.26.  Welfare Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . .  14

13.27.  Retiree Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .  14

13.28.  Real Estate; Leases. . . . . . . . . . . . . . . . . . . . . . . . .  14

13.29.  State of Collateral and other Property . . . . . . . . . . . . . . .  15

13.29.1.      Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

13.29.2.      Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . .  15

13.29.3.      Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . .  15

13.29.4.      Documents, Instruments and Chattel Paper.. . . . . . . . . . .  16

13.30.  Chief Place of Business; Locations of Collateral . . . . . . . . . .  16

13.31.  Negative Pledges . . . . . . . . . . . . . . . . . . . . . . . . . .  16

13.32.  Security Documents . . . . . . . . . . . . . . . . . . . . . . . . .  16

13.32.1.      Security Agreements. . . . . . . . . . . . . . . . . . . . . .  16

13.32.2.      Deeds of Trust . . . . . . . . . . . . . . . . . . . . . . . .  16

13.32.3.      Acquisition Agreement Assignment.. . . . . . . . . . . . . . .  16

13.33.  S Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

13.34.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

13.35.  Bank Accounts and Lockboxes. . . . . . . . . . . . . . . . . . . . .  16

13.36.  Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

13.37.  Investment Company Act, Etc. . . . . . . . . . . . . . . . . . . . .  17


                                    v

13.38.  No Material Misstatements or Omissions . . . . . . . . . . . . . . .  17

13.39.  Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

14.     Survival of Representations. . . . . . . . . . . . . . . . . . . . .  17

15.1.   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .  17

15.2.   Corporate Existence; Material Licenses . . . . . . . . . . . . . . .  17

15.3.   Maintenance of Property and Leases . . . . . . . . . . . . . . . . .  18

15.4.   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

15.5.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

15.6.   Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  18

15.7.   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . .  18
              15.7.1.     Environmental Laws . . . . . . . . . . . . . . . .  18
              15.7.2.     Pension Benefit Plans. . . . . . . . . . . . . . .  18

15.7.3. Employment Laws. . . . . . . . . . . . . . . . . . . . . . . . . . .  19

15.8.   Discovery and Clean-Up of Hazardous Waste. . . . . . . . . . . . . .  19

15.8.1. In General.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

15.8.2. Asbestos Clean-Up. . . . . . . . . . . . . . . . . . . . . . . . . .  19

15.9.   Termination of Pension Benefit Plan. . . . . . . . . . . . . . . . .  19

15.10.  Notice of Material Events. . . . . . . . . . . . . . . . . . . . . .  19

15.11.  Maintenance of Security Interests of Security
        Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

15.11.1.      Preservation and Perfection of Security Interests. . . . . . .  21
              15.11.2.    Collateral Held by Warehouseman, Bailee,
                          etc. . . . . . . . . . . . . . . . . . . . . . . .  21

15.11.3.      Compliance With Terms of Security Documents. . . . . . . . . .  21

15.12.  Accounting System. . . . . . . . . . . . . . . . . . . . . . . . . .  21

15.12.1.      Account Records. . . . . . . . . . . . . . . . . . . . . . . .  22

15.12.2.      Inventory Records. . . . . . . . . . . . . . . . . . . . . . .  22

15.13.  Financial Statements.. . . . . . . . . . . . . . . . . . . . . . . .  22

15.13.1.      Annual Financial Statements. . . . . . . . . . . . . . . . . .  22


                                    vi

15.13.2.      Quarterly Financial Statements.. . . . . . . . . . . . . . . .  22

15.14.  Other Financial Information. . . . . . . . . . . . . . . . . . . . .  22

15.14.1.      Agings Report. . . . . . . . . . . . . . . . . . . . . . . . .  22

15.14.2.      Other Reports or Information Concerning Accounts . . . . . . .  23

15.14.3.      Stockholder and SEC Reports. . . . . . . . . . . . . . . . . .  23

15.14.4.      Pension Benefit Plan Reports.. . . . . . . . . . . . . . . . .  23

15.14.5.      Federal Tax Returns. . . . . . . . . . . . . . . . . . . . . .  23

15.15.  Other Information. . . . . . . . . . . . . . . . . . . . . . . . . .  23

15.16.  Audits by Agent. . . . . . . . . . . . . . . . . . . . . . . . . . .  23

15.17.  Verification of Accounts.. . . . . . . . . . . . . . . . . . . . . .  23

15.18.  Inventory Appraisals.. . . . . . . . . . . . . . . . . . . . . . . .  23

15.19.  Appraisals of Collateral.. . . . . . . . . . . . . . . . . . . . . .  23

15.20.  Access to Officers and Auditors. . . . . . . . . . . . . . . . . . .  24

15.21.  Proformas for Permitted Acquisition; Permitted
        Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

15.22.  Rate Protection Agreement. . . . . . . . . . . . . . . . . . . . . .  24

15.23.  Acquisition Agreement. . . . . . . . . . . . . . . . . . . . . . . .  24

15.23.1.      Consummation of Acquisition. . . . . . . . . . . . . . . . . .  24

15.24.  Surveys; Title Insurance.. . . . . . . . . . . . . . . . . . . . . .  25

15.25.  Further Assurances.. . . . . . . . . . . . . . . . . . . . . . . . .  25

16.     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . .  25

16.1.   Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

16.2.   Indebtedness.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

16.3.   Capital Expenditures.. . . . . . . . . . . . . . . . . . . . . . . .  26

16.4.   Payments on Subordinated Debt. . . . . . . . . . . . . . . . . . . .  26

16.5.   Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                                    vii

16.6.   Indirect Obligations.. . . . . . . . . . . . . . . . . . . . . . . .  26

16.7.   Security Interests.  . . . . . . . . . . . . . . . . . . . . . . . .  27

        16.8.       Change of Control. . . . . . . . . . . . . . . . . . . .  27

16.9.   Acquisitions.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

16.10.  Bailments; Consignments; Warehousing.. . . . . . . . . . . . . . . .  27

16.11.  Disposal of Property . . . . . . . . . . . . . . . . . . . . . . . .  27

16.12.  Change of Business . . . . . . . . . . . . . . . . . . . . . . . . .  28

16.13.  Debt Payments and Material Agreements. . . . . . . . . . . . . . . .  28

16.14.  Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . .  28

16.15.  Sale and Leaseback Transactions. . . . . . . . . . . . . . . . . . .  28

16.16.  New Subsidiaries.. . . . . . . . . . . . . . . . . . . . . . . . . .  28

16.17.  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

16.18.  Transactions Having Material Adverse Effect. . . . . . . . . . . . .  28

17.     Covenants Regarding Transactions with Affiliates.. . . . . . . . . .  28

17.1.   Transactions With Affiliates . . . . . . . . . . . . . . . . . . . .  28

17.1.1. Subordination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

17.2.   Management Contracts, Etc. . . . . . . . . . . . . . . . . . . . . .  28

17.3.   Prohibited Distributions.. . . . . . . . . . . . . . . . . . . . . .  28

18.     Financial Covenants. . . . . . . . . . . . . . . . . . . . . . . . .  29

18.1.   Special Definitions. . . . . . . . . . . . . . . . . . . . . . . . .  29

18.1.1. Minimum Tangible Net Worth.. . . . . . . . . . . . . . . . . . . . .  30
        --------------------------

18.1.2. EBITDA to Fixed Charges. . . . . . . . . . . . . . . . . . . . . . .  30
        -----------------------

18.1.3. Minimum Current Ratio. . . . . . . . . . . . . . . . . . . . . . . .  30
        ---------------------

18.1.4. Total Liabilities to Tangible Net Worth. . . . . . . . . . . . . . .  30
        ---------------------------------------

19.     Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                    viii

19.1.   Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . .  30

19.1.1. Failure to Pay Principal or Interest . . . . . . . . . . . . . . . .  30

19.1.2. Failure to Pay Other Amounts Owed to Lenders.. . . . . . . . . . . .  30

19.1.3. Failure to Pay Amounts Owed to Other Persons.. . . . . . . . . . . .  30

19.1.4. Representations or Warranties. . . . . . . . . . . . . . . . . . . .  30

19.1.5. Certain Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .  30

19.1.6. Other Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .  30

19.1.7. Subordinated Debt. . . . . . . . . . . . . . . . . . . . . . . . . .  30

19.1.8. Acceleration of Other Indebtedness . . . . . . . . . . . . . . . . .  30

19.1.9. Default Under Other Agreements . . . . . . . . . . . . . . . . . . .  31

19.1.10.      Bankruptcy; Insolvency; Etc. . . . . . . . . . . . . . . . . .  31

19.1.11.      Judgments; Attachment; Etc . . . . . . . . . . . . . . . . . .  31

19.1.12.      Pension Benefit Plan Termination, Etc. . . . . . . . . . . . .  31

19.1.13.      Liquidation or Dissolution . . . . . . . . . . . . . . . . . .  31

19.1.14.      Key Executives.. . . . . . . . . . . . . . . . . . . . . . . .  31

19.1.15.      Change of Control. . . . . . . . . . . . . . . . . . . . . . .  32

19.1.16.      ITI Lawsuit. . . . . . . . . . . . . . . . . . . . . . . . . .  32

19.1.17.      Loan Documents; Security Interests.. . . . . . . . . . . . . .  32

19.1.18.      Loss to Collateral.. . . . . . . . . . . . . . . . . . . . . .  32

19.1.19.      Material Adverse Event . . . . . . . . . . . . . . . . . . . .  32

19.2.   Cross-Default. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

19.3.   Rights and Remedies in the Event of Default. . . . . . . . . . . . .  32

19.3.1. Acceleration.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

19.3.2. Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . .  32

19.3.3. Entry Upon Premises and Access to Information. . . . . . . . . . . .  33

                                    ix

19.3.4. Borrower's Obligations . . . . . . . . . . . . . . . . . . . . . . .  33

19.3.5. Secured Party Rights.. . . . . . . . . . . . . . . . . . . . . . . .  33

19.3.6. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

19.3.7. Application of Funds.. . . . . . . . . . . . . . . . . . . . . . . .  34

19.4.   Limitation of Liability; Waiver. . . . . . . . . . . . . . . . . . .  34

19.5.   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

20.     The Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

20.1.   Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

20.2.   Powers.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

20.3.   General Immunity of Agent. . . . . . . . . . . . . . . . . . . . . .  34

20.4.   No Responsibility for Loans, Recitals, etc.. . . . . . . . . . . . .  35

20.5.   Action on Instructions of Lenders. . . . . . . . . . . . . . . . . .  35

20.6.   Employment of Agents and Counsel.. . . . . . . . . . . . . . . . . .  35

20.7.   Reliance on Documents; Counsel.. . . . . . . . . . . . . . . . . . .  35

20.8.   Agent's Reimbursement and Indemnification. . . . . . . . . . . . . .  35

20.9.   Rights as a Lender.. . . . . . . . . . . . . . . . . . . . . . . . .  35

20.10.  INDEPENDENT CREDIT DECISIONS.. . . . . . . . . . . . . . . . . . . .  35

20.11.  Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . . .  36

20.12.  Notification of Lenders. . . . . . . . . . . . . . . . . . . . . . .  36

20.13.  No Knowledge of Default.   . . . . . . . . . . . . . . . . . . . . .  36

20.14.  Collections and Distributions to Lenders by
        Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

21.     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

21.1.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

21.2.   Amendments, Waivers and Consents . . . . . . . . . . . . . . . . . .  37

21.3.   Rights Not Exclusive.. . . . . . . . . . . . . . . . . . . . . . . .  37


                                    x

21.4.   Survival of Agreements . . . . . . . . . . . . . . . . . . . . . . .  37

21.5.   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .  37

21.6.   Participations . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

21.7.   Payment of Expenses. . . . . . . . . . . . . . . . . . . . . . . . .  38

21.8.   Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

21.9.   Change in Accounting Principles. . . . . . . . . . . . . . . . . . .  38

21.10.  Loan Records.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

21.11.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

21.12.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

21.13.  Governing Law; No Third Party Rights . . . . . . . . . . . . . . . .  39

21.14.  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

21.15.  Incorporation By Reference . . . . . . . . . . . . . . . . . . . . .  39

21.16.  Statutory Notice . . . . . . . . . . . . . . . . . . . . . . .  . . . 39


                                    xi

                           LOAN AGREEMENT



      This LOAN AGREEMENT (this "Agreement"), made and entered into as of April 18, 1995 by and among INSITUFORM MID-AMERICA, INC., a Delaware corporation ("Borrower"), THE BOATMEN'S NATIONAL BANK OF
ST. LOUIS, a national banking association, as agent ("Agent") and THE BOATMEN'S NATIONAL BANK OF ST. LOUIS and MARK TWAIN BANK, a
Missouri banking corporation, as lenders (individually a "Lender" and collectively, "Lenders").

      WHEREAS, Borrower desires to borrow from Lenders, the principal amount of Fifteen Million Two Hundred Fifty Thousand
Dollars ($15,250,000); and

      WHEREAS, Lenders are willing to lend such sum subject to the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the mutual agreements herein and other sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lenders hereby agree as follows:


1.    GENERAL.

      1.1.  EFFECTIVE DATE.  This Agreement shall become effective on
April 18, 1995 (the "Effective Date").

      1.2. DEFINED TERMS. Each capitalized term in this Agreement shall have the meaning defined in the Glossary which is attached hereto as Appendix 1.2. If a capitalized term is not defined in the Glossary, it shall have the meaning defined elsewhere in this Agreement. If a capitalized term is not defined in either the Glossary or elsewhere in this Agreement, it shall have the meaning defined in the UCC.

      1.3. SINGULAR AND PLURAL FORMS. All definitions shall be equally applicable to both the singular and the plural forms of the terms defined.

      1.4.  REFERENCES.  The words "hereof", "herein", "hereby",
"hereunder", and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "Section" or "section" and "Page" or "page" refer to a section or page, respectively, of this Agreement unless it expressly refers to something else.

      1.5.  REFERENCES TO APPLICABLE LENDING OFFICE.  The term
"Applicable Lending Office" means the office of Agent at The
Boatmen's National Bank of St. Louis, One Boatmen's Plaza, 800
Market Street, St. Louis, MO  63101.

      1.6. REFERENCES TO COVERED PERSON. The term "Covered Person" means Borrower, and if it now has or at any time acquires any Subsidiaries, each of such Subsidiaries, and if it at any time merges with or into or effects any other type of business combination with another Person, the surviving Person of such transaction. The words "a Covered Person", "any Covered Person",
"each Covered Person" and "every Covered Person" refer to Borrower and each of its Subsidiaries separately.

      1.7.  ACCOUNTING TERMS WITH GAAP MEANINGS; CONSOLIDATED BASIS.
Unless the context otherwise requires, accounting terms herein that are not defined herein shall have their meanings and shall be calculated under GAAP. Unless the context otherwise requires, all financial measurements herein respecting "Borrower" shall be made and calculated for Borrower and all of its Subsidiaries, if any, on a consolidated basis in accordance with


GAAP and after any Permitted Merger, on a consolidating and consolidated basis, excluding assets and liabilities which represent obligations between Affiliates except those incurred in the ordinary course of business.

      1.8.  "SATISFACTORY TO AGENT", "SATISFACTORY TO LENDERS".
Whenever herein a document is required to be "satisfactory to Agent" or "satisfactory to Lenders", such document must be acceptable to Agent or Lenders (as applicable) in both form and substance, unless expressly stated otherwise. If a document or matter is required herein to be "satisfactory to Agent" or "satisfactory to Lenders", unless expressly stated otherwise, Agent or Lenders (as applicable) shall have the absolute discretion to determine whether the document or matter is acceptable.

      1.9. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including" and the words "to" and "until" shall each mean "to but excluding."
Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed, and references in this Agreement to months and years shall be to calendar months and calendar years unless otherwise specified.

2.    TERM COMMITMENT.  Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of Borrower herein, each Lender hereby commits (the "Term Commitment") to make a term loan to Borrower in the amount of such Lender's ratable share, as listed on Exhibit 2 hereto of the Term Commitment.  The
Term Loan will be made in a single advance on the Effective Date
(the "Term Advance").  (The from time to time outstanding principal amount of the Term Advance is referred to herein as the "Term
Loan".)  The obligation of Borrower to repay the Term Loan shall be evidenced by a promissory note payable to the order of each Lender satisfactory to such Lender (each a "Term Note" and collectively,
the "Notes").   Amounts applied to reduce the Term Loan may not be
reborrowed.

3.    INTEREST.

      3.1. INTEREST RATE ON TERM LOAN. The Term Loan shall bear interest at a rate per annum that is equal to the Adjusted LIBO
Rate .

            3.1.1.      DEFINITION OF ADJUSTED LIBO RATE.  "Adjusted
      LIBO Rate" for an Interest Period, shall mean a rate equal to
      (a) the LIBO Rate for such Interest Period plus (b) the applicable LIBOR Increment set forth in Section 3.1.1.2.

                  3.1.1.1.  "LIBO Rate" shall mean, for any Interest
            Period, an interest rate per annum equal to the quotient
            (rounded to the nearest 0.001%) of

                  (i) the rate at which Dollar deposits in immediately available funds and for a maturity equal to the applicable Interest Period are offered or available in the London Interbank Market for Eurodollars as of 11:00 a.m. (London time) two
                  Business Days before the applicable advance date, as reported on Telerate Screen LIBO page 3570,

                  divided by

                  (ii) a number equal to one (1) minus the decimal equivalent of the aggregate of the maximum rates during the applicable Interest Period of all reserve requirements (including, without limitation, marginal, emergency, supplemental and special reserves), established by the FRB or any other Governmental Authority to which Agent or any Lender is subject, in respect of "Eurocurrency liabilities" as referred to in Regulation D, including but not limited to those imposed under Regulation D. (The amount of the Term Loan shall be deemed to constitute a Eurocurrency liability and as such shall be deemed

                                    2

                  to be subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.) The LIBO Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirements.


                  3.1.1.2.  The "LIBOR Increment" shall be the
            percentage set forth opposite the ratio of Total
            Liabilities to Tangible Net Worth in the following table:

====================================================================================================
Total Liabilities to Tangible Net Worth                                       LIBOR Increment
- ----------------------------------------------------------------------------------------------------
Less than or equal to 1.0 to 1.0                                              1.50%
- ----------------------------------------------------------------------------------------------------
Greater than 1.0 to 1.0 but less than or equal to 1.25 to 1.0                 1.75%
- ----------------------------------------------------------------------------------------------------
Greater than 1.25 to 1.0 but less than or equal to 1.50 to 1.0                2.0%
- ----------------------------------------------------------------------------------------------------
Greater than 1.50 to 1.0 but less than or equal to 1.75 to 1.0                2.25%
====================================================================================================

The ratio of Borrower's Total Liabilities to Tangible Net Worth shall be calculated at the end of each fiscal quarter of Borrower. The LIBOR Increment shall be adjusted, if necessary, effective on each date on which Agent receives quarterly financial statements from Borrower.

      3.2. INTEREST PERIODS. Borrower shall elect an interest period (each, an "Interest Period") at least two Business Days prior to the expiration of the then current Interest Period. Interest Periods shall be either a 30, 60, 90 or 180 day period; provided that:

      (i) if any installment of principal under Section 5.1.2 hereof shall be due and payable on any day other than the last day of an Interest Period, the Interest Period for a portion of the Term Loan equal to the amount of such principal installment shall be deemed to expire on the date such principal installment is due and such principal installment shall not be subject to the terms of Section 11.2 hereof;

      (ii) if any Interest Period would otherwise expire on a day of a calendar month which is not a Business Day, then such Interest Period shall expire on the next succeeding Business Day in that calendar month; provided, however, that if the next succeeding Business Day would be in the following calendar month, it shall expire on the first preceding
      Business Day; and

      (iii)  no Interest Period shall extend beyond the Ultimate
      Term Maturity Date.

            3.2.1. FAILURE TO SELECT INTEREST PERIOD. If Borrower has not notified Agent by 11:00 a.m. St. Louis time on the second Business Day prior to the last day of an Interest
      Period, then Borrower shall be deemed to have timely given notice to Agent requesting a 30 day Interest Period.

      3.3. RATE AFTER MATURITY. Borrower shall pay interest on the Term Loan after its Maturity, and (at the option of Lenders) upon the Term Loan and other amounts that are owing with respect thereto after the occurrence of an Event of Default, at a per annum rate equal to the rate that would otherwise apply hereunder plus 3%.

      3.4. TIME OF ACCRUAL. Interest shall accrue on all principal amounts outstanding from and including the date when first outstanding to but excluding the date when no longer outstanding.
Amounts shall be deemed outstanding until payments are applied thereto as provided herein.

      3.5. COMPUTATION. Interest shall be computed for the actual days elapsed over a year deemed to consist of 360 days. Interest rates that are based on the Adjusted LIBO Rate shall change simultaneously with any change in the Adjusted LIBO Rate only at the end of an Interest Period.

      3.6.  USURY.  Notwithstanding any provisions to the contrary in
Section 3 or elsewhere in any of the Loan Documents, Borrower shall not be obligated to pay interest at a rate which exceeds the maximum rate permitted by Law. If, but for this Section 3.6, Borrower would be deemed obligated to pay interest at a rate which exceeds the maximum rate permitted by Law, or if any of the Loan Obligations is paid or becomes payable before its originally scheduled Maturity and as a result Borrower has paid or would be obligated to pay interest at such an excessive rate, then (i) Borrower shall not be obligated to pay interest to the extent it exceeds the interest that would be payable at the maximum rate permitted by Law; (ii) any such excess interest that has been paid by Borrower shall be refunded; and (iii) the effective rate of interest shall be deemed automatically reduced to the maximum rate permitted by Law.

4.    FEES.

      4.1. TERM COMMITMENT FEE. Borrower shall pay to Agent for its own account on the Effective Date a one-time term loan commitment fee (the "Term Loan Commitment Fee") of $7,200.

5.    PAYMENTS.

      5.1.  SCHEDULED PAYMENTS ON TERM LOAN.

            5.1.1. INTEREST. Borrower shall pay interest accrued on the Term Loan monthly in arrears, beginning on the first day of the first calendar month following the Effective Date, and continuing on the first day of each calendar month thereafter, and on April 18, 2002 (the "Ultimate Term Maturity Date"). Borrower shall pay interest accrued on the Term Loan after the Ultimate Term Maturity Date on demand.

            5.1.2. Principal. Borrower shall repay the Term Loan in consecutive equal monthly installments of $128,000 beginning on the first day of the first calendar month following the Effective Date, and continuing on the first day of each calendar month thereafter, with a final installment of the remaining outstanding principal balance on the Ultimate
      Term Maturity Date.

      5.2.  PREPAYMENTS AND REDUCTION OF TERM LOAN.

            5.2.1.      VOLUNTARY.

                  5.2.1.1. TERM LOAN. Subject to Section 11.2 hereof, Borrower may wholly prepay the Term Loan at any time, and may make partial prepayments on the Term Loan in whole multiples of $100,000 from time to time, but only if (i) Borrower gives Agent written notice of Borrower's intention to make such prepayment at least one Business Day prior to tendering the prepayment, and (ii) Borrower pays any accrued interest on the amount prepaid at the time of such prepayment. Each partial prepayment on the Term Loan shall be applied to the remaining principal installments in the inverse order of their due dates.

                  5.2.1.2.    PREMIUMS.  Except as provided in Section
            11.2 hereof, no penalty or premium shall be payable upon any prepayment of the Term Loan.

            5.2.2.      MANDATORY.

                  5.2.2.1. PROCEEDS FROM SALES OF ASSETS. If Borrower sells any of its assets in a single transaction or related series of transactions that are not in the ordinary course of business, Borrower shall make a prepayment on the Term Loan in the amount of the gross proceeds therefrom less reasonable selling expenses and the increment in federal, state and local income taxes, if any, payable as a consequence of any taxable gain from such sale. Borrower need not make such prepayment, however, (i) unless the net proceeds from such sale or sales exceed $250,000, or (ii) from the net proceeds of any such sale of a capital asset to the extent such net proceeds are expended by Borrower within 90 days of completion of the sale for replacement of such asset by another asset of comparable type and utility.

                  5.2.2.2. APPLICATION OF INSURANCE/CONDEMNATION PROCEEDS. On the 90th day after receipt by Borrower of any Insurance/Condemnation Proceeds, Borrower shall make a prepayment on the Term Loan in the amount of such Insurance/Condemnation Proceeds that have not, within the 90-day period following Borrower's receipt of such Insurance/Condemnation Proceeds, been either expended, or committed to be expended, by Borrower for the purpose of rebuilding, repairing or replacing the property for which such Insurance/Condemnation Proceeds were paid. All amounts so committed to be expended, but not yet expended, by Borrower for the purpose of rebuilding, repairing or replacing such property shall be deposited in an interest-bearing account with Agent in the name of Borrower (the "Proceeds Account"). Borrower hereby assigns and grants to Agent, for the ratable benefit of Lenders, a Security Interest in any such Proceeds Account as security for payment and performance of the Loan Obligations. To the extent that Borrower provides evidence satisfactory to Agent that Borrower has committed to expend funds in the Proceeds Account for rebuilding, repairing or replacing such property, Borrower may expend such funds. Any funds remaining in the Proceeds Account upon completion of the rebuilding, repairing or replacing of such property shall be applied to reduce the Term Loan.

      Each prepayment under this Section 5.2.2 that is required to be applied to reduce the Term Loan shall be applied to the scheduled principal installments in the inverse order of their due dates.

      5.3.  MANNER OF PAYMENTS AND TIMING OF APPLICATION OF PAYMENTS.

            5.3.1. PAYMENT REQUIREMENT. Unless expressly provided to the contrary elsewhere herein, Borrower shall make each payment on the Loan Obligations to Agent for the account of Lenders as required under the Loan Documents in Dollars at the Applicable Lending Office on the date when due, without deduction, set-off or counterclaim.

            5.3.2. APPLICATION OF PAYMENTS AND PROCEEDS. All payments received by Agent in immediately available funds at or before 2:00 p.m., St. Louis time, on a Business Day will be applied to the Loan Obligations on the same day. Such payments received on a day that is not a Business Day or after 2:00 p.m. on a Business Day will be applied to the Loan Obligations on the next Business Day.

            5.3.3. INTEREST CALCULATION. Section 5.3.2 notwithstanding, for purposes of interest calculation only,
      (i) a payment by check, draft or other instrument received at or before 2:00 p.m., St. Louis time, on a Business Day shall be deemed to have been applied to the Loan Obligations on the next following

      Business Day, (ii) a payment by check, draft or other instrument received on a day that is not a Business Day or after 2:00 p.m. on a Business Day shall be deemed to have been applied by Agent to the Loan Obligations on the second following Business Day,
      (iii) a payment in cash or by wire transfer received at or before 2:00 p.m., St. Louis time, on a Business Day shall be deemed to have been applied to the Loan Obligations on the Business Day when it is received, and (iv) a payment in cash or by wire transfer received on a day that is not a Business Day or after 2:00 p.m., St. Louis time, on a Business Day shall be deemed to have been applied to the Loan Obligations on the next Business Day.

            5.3.4. RETURNED INSTRUMENTS. If a payment is made by check, draft or other instrument and the check, draft or other instrument is returned to a Lender unpaid, the application of the payment to the Loan Obligations will be reversed and will be treated as never having been made.

            5.3.5. COMPELLED RETURN OF PAYMENTS OR PROCEEDS. If a Lender is for any reason compelled to surrender any payment or any proceeds of the Collateral because such payment or the application of such proceeds is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, then this Agreement and the Loan Obligations to which such payment or proceeds was applied or intended to be applied shall be revived as if such application was never made; and Borrower shall be liable to pay to such Lender, and shall indemnify such Lender for and hold such Lender harmless from any loss with respect to, the amount of such payment or proceeds surrendered. The provisions of this Section shall survive the payment and satisfaction of all of the Loan Obligations.

      5.4. DUE DATES NOT ON BUSINESS DAYS. If any payment required hereunder becomes due on a date that is not a Business Day, then such due date shall be deemed automatically extended to the next
Business Day.

6.    BORROWING PROCEDURE AND LIMITS.  Lenders will make the Term
Advance on the Effective Date as directed by Borrower in a written direction delivered to Lenders. The manner of disbursement shall be subject to Lenders' approval.

7. CAPITAL ADEQUACY REIMBURSEMENT. If there is any change of Law after the Execution Date regarding the capital that financial institutions in a class that includes a Lender are required to maintain and which has the effect of reducing the rate of return on, or increasing the cost of maintaining, such Lender's capital as a consequence of its obligations hereunder, then such Lender may from time to time demand, and Borrower shall pay to such Lender within fifteen days after each demand, such additional amount as will compensate such Lender for such reduction or increase. If a Lender claims compensation under this Section, such Lender shall furnish a certificate to Borrower that states the additional amount to be paid to it hereunder and includes a description in reasonable detail of the method used by such Lender in calculating such amount. Borrower shall have the burden of proving that any such certificate is not correct.

8. LIBO RATE NOT ASCERTAINABLE, ETC. If (i) on any date for determining the LIBO Rate for any Interest Period, by reason of any changes arising after the Execution Date affecting the London Interbank Market, or any Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition herein of LIBO Rate, or (ii) the making or continuance of any LIBOR Loan by a Lender has become unlawful by compliance by such Lender in good faith with any Law or any pronouncement of a Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then such Lender shall promptly give notice to Borrower of such determination. Until such Lender notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the rate of interest on such Lender's pro rata share of the Term Loan shall be automatically converted from the Adjusted LIBO Rate to the Adjusted CBR on the earlier of the last day of the Interest Period or the last date permitted by applicable law. Notwithstanding anything to the contrary contained herein, if the rate of interest on the Term Loan is converted from the Adjusted LIBO Rate to the Adjusted CBR pursuant to this Section 8, Borrower shall not be required to compensate such Lender under Section 11.2 for any loss or expense suffered by such Lender as a result of such conversion.

9. SECURITY. As security for payment and performance of the Loan Obligations, Borrower shall on the Execution Date execute and deliver, or cause to be executed and delivered, to Agent the following documents:

      9.1. SECURITY AGREEMENTS. Security agreements from Borrower and Guarantors granting to Agent, for the ratable benefit of Lenders, a Security Interest in all of the Goods, Equipment, Accounts, Inventory, Instruments, Documents, Chattel Paper, General Intangibles and other personal property of Borrower and each Guarantor (except motor vehicles), whether now owned or hereafter acquired, and all proceeds thereof (the "Personal Property Collateral"), subject only to Permitted Security Interests (each such security agreement that Borrower and any Guarantor executes and delivers to Agent, for the ratable benefit of Lenders, either on or after the Execution Date, and as it may be amended, restated or replaced from time to time, a "Security Agreement").

            9.1.1. ENVIROQ SECURITY AGREEMENT. Immediately after the ENVIROQ Acquisition, Borrower will cause ENVIROQ
      Corporation and any acquired Subsidiaries to become a party to a Security Agreement and execute financing statements to be filed in the appropriate governmental offices in North
      Carolina, South Carolina, Florida, Alabama and Georgia, as
      Agent may require.

      9.2. DEEDS OF TRUST. Deeds of trust or mortgages granting to Agent, for the ratable benefit of Lenders, Security Interests in the real property described in Exhibit 9.2 and all proceeds thereof (the "Real Property Collateral"), subject only to Permitted
Security Interests (each such deed of trust or mortgage that Borrower or any Covered Person executes and delivers to Agent, for the ratable benefit of Lenders, either on or after the Execution Date, and as it may be amended, restated or replaced from time to time, a "Deed of Trust").

      9.3. GUARANTIES. By their execution hereof, Affholder, Inc., Insituform Central, Inc., Insituform Missouri, Inc., Insituform North, Inc., Insituform Plains, Inc., Insituform de Puerto Rico, Inc., Insituform Rockies, Inc., Insituform Texark, Inc., PALTEM Systems, Inc., and United Pipeline Systems USA, Inc. (each a "Guarantor"), each expressly agrees that its respective Unlimited Guaranty previously provided to Lenders (each, as the same may be amended, restated or replaced from time to time, a "Guaranty") shall guaranty the Loan Obligations.

      9.4. STOCK PLEDGE AGREEMENTS. Stock pledge agreement from Borrower granting to Agent, for the ratable benefit of Lenders, a Security Interest in all of the capital stock and other Securities of each Guarantor and in sixty-five percent (65%) of the voting stock and other Securities of United Pipeline Systems, Inc. and Tite Liner NRO Corp., now or hereafter issued and outstanding, and all proceeds thereof (each such stock pledge agreement that Borrower executes and delivers to Agent, either on or after the Execution Date, and as it may be amended, restated, or replaced from time to time, a "Stock Pledge Agreement").

      9.5. ACQUISITION AGREEMENT ASSIGNMENT. An assignment assigning to Agent, for the ratable benefit of Lenders, all of Borrower's rights and interest under the Acquisition Agreement (as the same may be amended, restated, or replaced from time to time, the "Acquisition Agreement Assignment").

All of the foregoing documents and any similar documents that Borrower executes and delivers to Agent, for the ratable benefit of Lenders, after the Execution Date to secure the Loan Obligations, as they may be amended, restated or replaced from time to time, are referred to herein collectively as the "Security Documents".

Lenders may, in their absolute discretion, (i) exchange, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as Lenders may determine, and (iii) settle, compromise, collect or otherwise liquidate any Collateral in any manner, all without affecting the Loan Obligations or Lenders' right to take any other action with respect to any other Collateral.

The Loan Obligations of Borrower to Lenders hereunder shall be cross-collateralized so that all of the Collateral shall not only secure the Loan Obligations respecting the Term Loan, but also all Obligations under the Credit Agreement and the Obligations under the Reimbursement Agreement and any and all renewals, extensions, modifications, amendments, restructures, restatements or replacements of any of the foregoing.

10. POWER OF ATTORNEY. Borrower hereby authorizes Agent and irrevocably appoints Agent (acting by any of its officers) as Borrower's agent and attorney-in-fact (which appointment is coupled with an interest and is therefore irrevocable) to do any of the following for the ratable benefit of Lenders until all of the Loan Obligations are fully paid and satisfied:

      10.1. During the continuance of a Default that is not waived in writing by Agent and after the occurrence of an Event of Default that is not waived in writing by Agent: (i) demand payment of any Account; (ii) enforce payment of any Account by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies in proceedings brought to collect any Account; (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable; (v) settle, adjust, compromise, extend or renew any Account; (vi) discharge and release any Account; (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar documents against an Account Debtor; (viii) notify the postal authorities of any change of the address for delivery of Borrower's mail to any address designed by Agent, and open and process all mail addressed to Borrower; (ix) endorse Borrower's name on any verification of Accounts and notices thereof to Account Debtors; (x) and do anything that Agent deems necessary in its reasonable discretion to assure that the Loan Obligations are fully paid.

The foregoing power of attorney and authorization shall be deemed automatically revoked upon the irrevocable payment in full of all of the Loan Obligations.

11.   YIELD PROTECTION.

      11.1. COMPENSATION FOR INCREASE IN LIBOR LOAN COSTS. If after the Execution Date there is any change in any Law or in any rule, order, or guideline of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful, and including but not limited to any imposition or increase of reserve requirements) and as a result thereof or as a result of compliance therewith by a Lender or its parent holding company:

      (i) such Lender is subject to any tax, duty or other charge with respect to its LIBOR Loans or its obligation to make the same, or the basis of taxation of payments to such Lender of the principal of or interest on its LIBOR Loans or its obligation to make the same change (except for changes in the rate of tax on the overall net income of such Lender or its parent company imposed by the United States or other jurisdiction in which such Lender's principal executive office is located); or

      (ii) any reserve (including, without limitation, any imposed by the FRB), special deposit, compulsory loan, assessment, or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender is imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligation to make them is imposed on such Lender or the London Interbank Market;

and as a result thereof there is any increase in the cost to such Lender of agreeing to make or making, funding or maintaining its LIBOR Loans (except to the extent already included in the determination of the applicable LIBO Rate), or there is a reduction in the amount received or receivable by such Lender, then Borrower shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to Agent), pay to such Lender, within five Business Days after the date specified in such notice and demand, additional amounts sufficient to compensate such Lender in the amount of such increased cost. If such Lender claims compensation under this Section, such Lender shall furnish a certificate to Borrower that states in reasonable detail the additional amount or amounts to be paid to it hereunder. Borrower shall have the burden of proving that any such certificate is not correct.

      11.2. FUNDING LOSSES. Except as otherwise provided in Sections 3.2 and 8, Borrower shall pay to each Lender upon its demand an amount sufficient to compensate such Lender for all loss and expense suffered by such Lender, including but not limited to loss of profit and the cost of acquiring funds to make or carry a LIBOR Loan, if any prepayment or repayment of a LIBOR Loan, whether or not required hereby, occurs on a date which is not the last day of the Interest Period therefor. The minimum that Borrower shall be obligated to pay to such Lender in any such event shall be an amount equal to (x) the greater of zero or

                              [A x (B-C) x D]/360

      wherein

      "A" is the Affected Principal Amount;

      "B" is the decimal equivalent of the LIBO Rate that is payable by Borrower on such LIBOR Loan;

      "C" is the decimal equivalent of the LIBO Rate that would apply to a hypothetical advance in the Affected Principal Amount whose advance date were on the last Business Day on or before the first day of the Remaining Interest Period and whose Interest Period were approximately equal, as determined by Agent, to the Remaining Interest Period; and

      "D" is the number of days from and including the first day of the Remaining Interest Period to but excluding the last day of the Remaining Interest Period;

plus (y) any other reasonable out-of-pocket loss or expense (including any internal processing charge customarily charged by Lender) suffered by such Lender in liquidating deposits prior to maturity in amounts which correspond to the Affected Principal Amount.

"Affected Principal Amount" shall mean the amount of any prepayment or repayment on a LIBOR Loan that occurs, whether or not required hereby, on a date which is not the last day of the Interest Period therefor.

"Remaining Interest Period" shall mean, if a prepayment or repayment on a LIBOR Loan occurs, whether or not required hereby, prior to the last day of the Interest Period therefor, the period from and including the date thereof to but excluding the last day of such Interest Period.

If a Lender claims compensation under this Section, such Lender shall furnish a certificate to Borrower (with a copy to Agent if it is not the Lender involved) that states the additional amount or amounts to be paid to it hereunder and shows the calculation thereof in reasonable detail. Borrower shall have the burden of proving that any such certificate is not correct.

12. CONDITIONS OF LENDING. As conditions precedent to Lenders' obligation to make the Term Advance:

      12.1. LISTED DOCUMENTS AND OTHER ITEMS. Agent shall have received on or before the Effective Date all of the documents and other items listed or described in Exhibit 12.1 hereto, with each being (as applicable) duly executed and (also as applicable) sealed, attested, acknowledged, certified, or authenticated.

      12.2. SUBORDINATED INDEBTEDNESS. All of the Subordinated Debt of Borrower shall have been subordinated to the Loan
Obligations pursuant to that certain Subordinated Promissory Note made by Borrower in favor of New Enviroq Corporation to be dated on or about April 18, 1995 (the "Subordinated Note") and the outstanding principal amount of the Subordinated Debt shall at no time be greater than $3,000,000.

      12.3. FINANCIAL CONDITION. Lenders shall have determined to their satisfaction that the financial statements of Borrower for the periods ended September 30, 1993 and September 30, 1994 (the "Initial Financial Statements") as furnished to Lenders and other information furnished to Lenders by Borrower fairly and accurately reflect the business and financial condition of Borrower, its cash flows and the results of its operations for the periods covered by the Initial Financial Statements and such information.

      12.4. NO DEFAULT. No Default shall have occurred and be continuing that is not waived in writing by Lenders, no Event of Default shall have occurred that is not waived in writing by Lenders, and neither will occur as a result of the Term Advance being requested or made or the application of the proceeds thereof.

      12.5. PERFECTION OF SECURITY INTERESTS. Every Security Interest required to be granted by Borrower to Agent, for the ratable benefit of Lenders, under Section 9 shall have been perfected and shall be, except as otherwise satisfactory to Lenders, a first priority Security Interest.

      12.6. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in the Loan Documents shall be true and correct.

      12.7. MATERIAL ADVERSE CHANGE. Since the date of the most recent Financial Statements delivered to Lenders, there shall not have been any change which would have a Material Adverse Effect.

      12.8. PENDING MATERIAL PROCEEDINGS. There shall be no pending Material Proceedings other than as set forth on Exhibit 13 attached hereto.

      12.9. PAYMENT OF FEES. Borrower shall have paid and reimbursed to Agent all fees, costs and expenses that are payable or reimbursable to Lenders hereunder on or before the Effective
Date.

      12.10. LEGAL OPINION. Agent shall have received an opinion of Borrower's counsel satisfactory to Agent.

      12.11. RELATED TRANSACTION DOCUMENTS. Copies of all documents to be executed and delivered in connection with the acquisition of ENVIROQ Corporation shall have been delivered to Agent in substantially final form and shall be satisfactory to Agent.

      12.12. CONSUMMATION OF ENVIROQ ACQUISITION. The consummation of the ENVIROQ Acquisition shall be subject only to the making of the Term Advance.

      12.13. OTHER ITEMS. Agent shall have received such other consents, approvals, opinions, certificates or documents as Lenders reasonably deem necessary.

13.   REPRESENTATIONS AND WARRANTIES.

      Except as otherwise described the disclosure schedule that is attached hereto as Exhibit 13 (the "Disclosure Schedule"), Borrower represents and warrants to Lenders as follows:

      13.1. ORGANIZATION AND EXISTENCE. Each Covered Person is duly organized and existing in good standing under the laws of the state of its organization, is duly qualified to do business and is in good standing in every state where the nature or extent of its business or properties require it to be qualified to do business, except where the failure to so qualify will not have a Material Adverse Effect. Each Covered Person has the corporate power and authority to own its properties and carry on its business as now being conducted.

      13.2. AUTHORIZATION. Each Covered Person is duly authorized to execute and perform every Loan Document to which such Covered Person is a party, and Borrower is duly authorized to borrow hereunder, and this Agreement and the other Loan Documents have been duly authorized by all requisite corporate action of each Covered Person. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with Borrower's execution, delivery or performance of this Agreement and the other Loan Documents, except for those already duly obtained.

      13.3.       DUE EXECUTION.  Every Loan Document to which a
Covered Person is a party has been executed on behalf of such Covered Person by a Person duly authorized to do so.

      13.4. ENFORCEABILITY OF OBLIGATIONS. Each of the Loan Documents to which a Covered Person is a party constitutes the legal, valid and binding obligation of such Covered Person, enforceable against such Covered Person in accordance with its terms, except to the extent that the enforceability thereof against such Covered Person may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles of general application.

      13.5. BURDENSOME OBLIGATIONS. No Covered Person is a party to or bound by any Contract or is subject to any provision in the Charter Documents of such Covered Person which would, if performed by such Covered Person, result in a Default or Event of Default either immediately or upon the elapsing of time.

      13.6. LEGAL RESTRAINTS. The execution of any Loan Document by a Covered Person will not violate or constitute a default under the Charter Documents of such Covered Person, any Material Agreement of such Covered Person, or any Material Law, and will not, except as expressly contemplated or permitted in this Agreement, result in any Security Interest being imposed on any of such Covered Person's property. The performance by any Covered Person of its obligations under any Loan Document to which it is a party will not violate or constitute a default under the Charter Documents of such Covered Person, any Material Agreement of such Covered Person, or any Material Law, and will not, except as expressly contemplated or permitted in this Agreement, result in any Security Interest being imposed on any of such Covered Person's property.

      13.7. LABOR DISPUTES. There is no collective bargaining agreement or other labor contract covering employees of a Covered Person, and no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement. No union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of a Covered Person for any similar purpose, and there is no pending or, to the best of Borrower's knowledge, threatened, strike, work stoppage, material unfair labor practice claim or other material labor dispute against or affecting any Covered Person or its employees.

      13.8.       NO MATERIAL PROCEEDINGS.  There are no Material
Proceedings pending or, to the best knowledge of Borrower, threatened.

      13.9. MATERIAL LICENSES. All Material Licenses have been obtained or exist for each Covered Person.

      13.10. COMPLIANCE WITH LAWS. Each Covered Person is in compliance with all Material Laws. Without limiting the generality of the foregoing:

            13.10.1. COMPLIANCE. The operations of every Covered Person comply in all material respects with all applicable
      Environmental Laws and Employment Laws.

            13.10.2. PROCEEDINGS. None of the operations of any Covered Person are the subject of any judicial or administrative complaint, order or proceeding alleging the violation of any applicable Environmental Laws or Employment Laws.

            13.10.3. INVESTIGATIONS. None of the operations of any Covered Person are the subject of investigation by any Governmental Authority regarding the improper transportation, storage, disposal, generation or release into the environment of any Hazardous Waste, the results of which may have a Material Adverse Effect on such Covered Person, on the value of the Collateral, or on the overall assets of such Covered Person.

            13.10.4. NOTICES; REPORTS. No notice or report under any Environmental Law indicating a past or present spill or release into the environment of any Hazardous Waste has been filed, or is required to be filed, by any Covered Person.

            13.10.5. REAL PROPERTY. Other than in the ordinary course of business and in accordance with all applicable Laws, no Covered Person, nor to the best of Borrower's knowledge, any other Person, has at any time transported, stored, disposed of, generated or released any Hazardous Waste on the surface, below the surface, or within the boundaries of any real property owned or operated by such Covered Person or any improvements thereon. Borrower has no knowledge of any Hazardous Waste on the surface, below the surface, or within the boundaries of any real property owned or operated by such Covered Person or any improvements thereon, except such Hazardous Waste as may be located on such real property in the ordinary course of business and in accordance with all applicable Laws. No property of such Covered Person is subject to a Security Interest in favor of any Governmental Authority for any liability under any Environmental Law or damages arising from or costs incurred by such Governmental Authority in response to a spill of release of Hazardous Waste into the environment.

            13.10.6. ENVIRONMENTAL PROPERTY TRANSFER ACTS. No Environmental Property Transfer Acts are applicable to the transactions contemplated by this Agreement or the Acquisition Agreement and Borrower has provided all notices and obtained all necessary environmental permit transfers and consents, if any, required in order to consummate the transactions contemplated by this Agreement or the Acquisition Agreement, to perfect Lender's Security Interests and to operate Borrower's business as presently or proposed to be operated.

      13.11. OTHER NAMES. No Covered Person has used any name other than the full name which identifies such Covered Person in this Agreement.

      13.12. PRIOR TRANSACTIONS. Since September 30, 1994, no Covered Person has been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business, except pursuant to the Acquisition Agreement.

      13.13. CAPITALIZATION. Borrower's authorized capital stock consists of 500,000 shares of Preferred Stock, $.01 par value, of which no shares are outstanding; 13,000,000 shares of Class A common stock, $.01 par value, of which 8,282,676 shares are validly issued and outstanding, fully paid and non-assessable; and 6,000,000 shares of Class B common stock, $.01 par value, of which 2,472,985 shares are validly issued and outstanding, fully paid and non-assessable.

      13.14. SOLVENCY. Borrower is Solvent prior to and after giving effect to the transactions contemplated by the Acquisition
Agreement, and the making of the Term Loan on the Effective Date.

      13.15. FINANCIAL STATEMENTS. The Initial Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP, and fairly reflect the financial condition, results of operations and cash flows of the Persons covered thereby as of the dates and for the periods stated therein.

      13.16. NO CHANGE IN CONDITION. Since the date of the Initial Financial Statements delivered to Agent, there has been no change in the financial condition or business prospects of any Covered Person which would have a Material Adverse Effect on Borrower and Covered Persons taken as a whole.

      13.17. NO DEFAULTS. No Covered Person has breached or violated or is in default under any Material Agreement, or is in default with respect to any Material Obligation of such Covered Person. No Default has occurred which is continuing and no Event of Default has occurred.

      13.18. INVESTMENTS. No Covered Person has any Investments in other Persons except existing Permitted Investments.

      13.19.      INDEBTEDNESS.  No Covered Person has any
Indebtedness except existing Permitted Indebtedness.

      13.20. INDIRECT OBLIGATIONS. No Covered Person has any Indirect Obligations except existing Permitted Indirect
Obligations.

      13.21. ENCUMBRANCES. None of the Real Property Collateral is subject to any Encumbrances except existing Permitted
Encumbrances.

      13.22. OPERATING LEASES. No Covered Person has an interest as lessee under any Operating Leases except Operating Leases entered into in the ordinary course of business consistent with past practice which call for payments not in excess of $1,000,000 in the aggregate during any calendar year.

      13.23. CAPITAL LEASES. No Covered Person has an interest as a lessee under any Capital Leases except Capital Leases entered into in the ordinary course of business consistent with past practice which call for payments not in excess of $1,000,000 in the aggregate as of the end any calendar year.

      13.24. TAX LIABILITIES; GOVERNMENTAL CHARGES. Each Covered Person has filed or caused to be filed all tax reports and returns required to be filed by it with any Governmental Authority, except where extensions have been properly obtained, and has paid or made adequate provision for payment of all taxes, assessments, fees and other charges levied upon it or upon its income or properties by any Governmental Authority which are due and payable, including interest and penalties, except such taxes, assessments, fees and other charges, if any, as are being diligently contested in good faith by appropriate proceedings and as to which such Covered
Person has established adequate reserves in conformity with GAAP on the books of such Covered Person. No Security Interests for any such taxes, assessments, fees or other charges have been filed and no claims are being asserted with respect to any such taxes, assessments, fees or other charges which, if adversely determined, would have a Material Adverse Effect on such Covered Person. The federal income tax returns of every Covered Person which have been audited by the Internal Revenue Service have been passed upon without exception. There are no material unresolved issues concerning any tax liability of a Covered Person which, if adversely determined, would have a Material Adverse Effect on such Covered Person.

      13.25. PENSION BENEFIT PLANS. All Pension Benefit Plans maintained by each Covered Person or an ERISA Affiliate qualify under Section 401 of the Code and are in compliance with the provisions of ERISA. Except with respect to events or occurrences which would not have a Material Adverse Effect:

            13.25.1. PROHIBITED TRANSACTIONS. None of such Pension Benefit Plans has participated in, engaged in or been a party to any non-exempt prohibited transaction as defined in ERISA or the Code, and no officer, director or employee of a Covered Person or of an ERISA Affiliate has committed a breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I of ERISA.

            13.25.2. CLAIMS. There are no claims, pending or threatened, involving any such Pension Benefit Plan by a current or former employee (or beneficiary thereof) of such Covered Person or ERISA Affiliate, nor is there any reasonable basis to anticipate any claims involving any such Pension Benefit Plan which would likely be successfully maintained against such Covered Person or ERISA Affiliate.

            13.25.3. REPORTING AND DISCLOSURE REQUIREMENTS. There are no violations of any reporting or disclosure requirements with respect to any such Pension Benefit Plan and none of such Pension Benefit Plans has violated any applicable Law, including but not limited to ERISA and the Code.

            13.25.4. ACCUMULATED FUNDING DEFICIENCY. No such Pension Benefit Plan has (i) incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived; (ii) been a Pension Benefit Plan with respect to which a Reportable Event (to the extent that the reporting of such events to the PBGC within thirty days of the occurrence has not been waived) has occurred and is continuing; or (iii) been a Pension Benefit Plan with respect to which there exist conditions or events which have occurred that present a significant risk of termination of such Pension Benefit Plan by the PBGC.

            13.25.5. MULTI-EMPLOYER PLAN. No Covered Person or ERISA Affiliate has received notice that any Multi-employer Plan to which such Covered Person or ERISA Affiliate contributes is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multi-employer Plan to which such Covered Person or ERISA Affiliate contributes is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

      13.26. WELFARE BENEFIT PLANS. No Covered Person or ERISA Affiliate maintains a Welfare Benefit Plan that has a liability which, if enforced or collected, would have a Material Adverse Effect. Each Covered Person and ERISA Affiliate has complied in all material respects with the applicable requirements of Section 4980B of the Code pertaining to continuation coverage as mandated by COBRA.

      13.27. RETIREE BENEFITS. No Covered Person or ERISA Affiliate has an obligation to provide any Person with any medical, life insurance, or similar benefit following such Person's retirement or termination of employment (or to such Person's beneficiary subsequent to such Person's death) other than (i) such benefits provided to Persons at such Person's sole expense and (ii) obligations under COBRA.

      13.28. REAL ESTATE; LEASES. Exhibit 13.28 sets forth a correct and complete list of (i) all real estate owned by Borrower,
(ii) each lease and sublease of real or personal property by Borrower as lessee or sublessee which provides for payments by Borrower in excess of $100,000 in the aggregate during any calendar year, and (iii) each lease and sublease of real and personal property by Borrower as lessor or sublessor which provides for payments in excess of $100,000 in the aggregate during any calendar year. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Covered Person under any such lease or sublease exists.

      13.29. STATE OF COLLATERAL AND OTHER PROPERTY. Each Covered Person has good and marketable or merchantable title to all real and personal property purported to be owned by it or reflected in the Initial Financial Statements, except for personal property sold in the ordinary course of business after the date of the Initial Financial Statements. There are no Security Interests on any of the property purported to be owned by any Covered Person, including the Collateral, except existing Permitted Security Interests. Each tangible item of Personal Property Collateral purported to be owned by a Covered Person is in reasonable operating condition and repair and is suitable for the use to which it is customarily put by its owner (ordinary wear and tear excepted). Without limiting the generality of the foregoing:

            13.29.1. ACCOUNTS. With respect to each Account scheduled, listed or referred to in reports submitted by Borrower to Agent pursuant to the Loan Documents, except as disclosed therein: (i) the Account arose from a bona fide transaction completed in accordance with the terms of any documents pertaining to such transaction; (ii) the Account is not evidenced by a judgment and there is no material dispute respecting it; (iii) the amount of the Account as shown on Borrower's books and records and all invoices and statements which may be delivered to Agent with respect thereto are actually and absolutely owing to Borrower and are not in any way contingent; (iv) there are no set-offs, counterclaims or disputes existing or asserted with respect to the Account and Borrower has not made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance allowed by Borrower in the ordinary course of its business for prompt payment; (v) there are no facts, events or occurrences which in any way impair the validity or enforcement of the Account or tend to reduce the amount payable thereunder as shown on Borrower's books and records and all invoices and statements delivered to Agent with respect thereto; (vi) the Account is assignable; (vii) the Account arose in the ordinary course of Borrower's business; (viii) to the best of Borrower's knowledge, the Account Debtor with respect to the Account has the capacity to contract; (ix) the services furnished and/or goods sold giving rise to the Account are not subject to any Security Interest except the first priority, perfected Security Interest of Agent, for the ratable benefit of Lenders, and except the Permitted Security Interests; and
      (x) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor with respect to the Account.

            13.29.2. INVENTORY. With respect to Inventory scheduled, listed or referred to in any certificate, schedule, list or report given by Borrower, except as disclosed therein:
      (i) such Inventory (except for Inventory in transit) is located at one or another of the premises listed on Exhibit 13.30; (ii) Borrower has good and merchantable title to such Inventory subject to no Security Interest whatsoever except for the first priority, perfected Security Interest granted to Agent, for the ratable benefit of Lenders, in connection herewith and except for existing Permitted Security Interests;
      (iii) such Inventory is of good and merchantable quality, free from any material defects (except for inventory found unacceptable and being returned to the vendor or inventory as to which a legitimate dispute exists as to its quality); (iv) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; and (v) the completion of manufacture and sale or other disposition of such Inventory by Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which Borrower is a party or to which the Inventory is subject.

            13.29.3. EQUIPMENT. With respect to Borrower's equipment: (i) Borrower has good and marketable title thereto;
      (ii) none of such equipment is subject to any Security Interests except for the Security Interest granted to Agent, for the ratable benefit of Lenders, pursuant hereto and except for Permitted Security Interests; and (iii) all such equipment is in good operating condition and repair, ordinary wear and tear excepted, and is suitable for the uses to which customarily put in the conduct of Borrower's business.

            13.29.4. DOCUMENTS, INSTRUMENTS AND CHATTEL PAPER. All documents, instruments and chattel paper describing, evidencing or constituting Collateral, and all signatures and endorsements thereon, are complete, valid, and genuine, and all goods evidenced by such documents, instruments and chattel paper are owned by Borrower free and clear of all Security Interests other than Permitted Security Interests.

      13.30. CHIEF PLACE OF BUSINESS; LOCATIONS OF COLLATERAL. As of the Execution Date, the chief executive office and the principal places of business of Borrower are located at the places listed and so identified on Exhibit 13.30. As of the Execution Date, the books and records of Borrower, and all of Borrower's chattel paper and all records of Accounts, are located at the places listed and so identified on Exhibit 13.30. As of the Execution Date, all of the Collateral (except for Inventory which is in transit and Borrower's Real Property Collateral) is located at the places listed and so identified on Exhibit 13.30. There is no office or place of business at which Borrower conducts business except those identified as its chief executive office, its places of business, and the places where its books and records pertaining to Accounts and chattel paper are kept as so identified on Exhibit 13.30.

      13.31. NEGATIVE PLEDGES. No Covered Person is a party to or bound by any Contract which prohibits the creation or existence of any Security Interest upon or assignment or conveyance of any of the Collateral except as provided in the Subordinated Note.

      13.32.      SECURITY DOCUMENTS.

            13.32.1. SECURITY AGREEMENTS. Each Security Agreement is effective to grant to Agent, for the ratable benefit of Lenders, an enforceable Security Interest in all rights, title and interest of Borrower in the Personal Property Collateral. Upon appropriate filing (as to all Personal Property
      Collateral in which a Security Interest may be perfected under the applicable state's UCC by filing a financing statement) or Agent's taking possession (as to items of the Personal
      Property Collateral of which a secured party must take possession in order to perfect a Security Interest under the applicable state's UCC), Agent, for the ratable benefit of Lenders, will have a fully perfected first priority Security Interest in the Personal Property Collateral described in each Security Agreement, subject only to Permitted Security Interests affecting such Personal Property Collateral.

            13.32.2. DEEDS OF TRUST. Each Deed of Trust is effective to grant to Agent, for the ratable benefit of Lenders, a legal, valid and enforceable mortgage lien on the applicable Real Property Collateral. Upon proper recording and payment of recording fees and taxes, if any, Agent, for the ratable benefit of Lenders, will have a fully perfected first priority lien on all of the Real Property Collateral subject only to Permitted Security Interests affecting the Real Property Collateral.

            13.32.3. ACQUISITION AGREEMENT ASSIGNMENT. The Acquisition Agreement Assignment is effective to grant to Agent, for the ratable benefit of Lenders, an enforceable Security Interest in and lien on all of Borrower's rights, remedies, claims and interests under the Acquisition Agreement.

      13.33.      S CORPORATION.  There is no election in effect under
Section 1362(a) of the Code for Borrower to be treated as an "S
Corporation" as defined in Section 1361(a) of the Code.

      13.34. SUBSIDIARIES AND AFFILIATES. Exhibit 13.34 is a correct and complete list of the name and relationship to Borrower of each and all of Borrower's Subsidiaries and Affiliates.

      13.35. BANK ACCOUNTS AND LOCKBOXES. Borrower has no lockbox other than the lockboxes allowed or required hereunder.

      13.36. MARGIN STOCK. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" "margin stock" (within the meaning of Regulation U), and no part of the proceeds of the Term Advance will be used to purchase or carry any such margin stock (except in connection with the ENVIROQ Acquisition) or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation U or Regulation G. None of the transactions contemplated by the Acquisition Agreement will violate Regulations G, T, U or X of the FRB.

      13.37. INVESTMENT COMPANY ACT, ETC. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or a company "controlled" (within the meaning of such Investment Company Act) by such an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other Law limiting or regulating its ability to incur Indebtedness for money borrowed.

      13.38. NO MATERIAL MISSTATEMENTS OR OMISSIONS. Neither the Loan Documents, any of the Financial Statements nor any statement, list, certificate or other information furnished or to be furnished by Borrower to Lenders or Agent in connection with the Loan
Documents or any of the transactions contemplated thereby contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein not misleading. Borrower has disclosed to Agent and Lenders everything regarding the business, operations, property, financial condition, or business prospects of itself and every Covered Person that would have a Material Adverse Effect on Borrower or any Covered Person.

      13.39. FILINGS. All registration statements, reports, proxy statements and other documents, if any, required to be filed by Borrower with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, have been filed, and such filings are complete and accurate in all material respects and contain no untrue statements of material fact or omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading.

14. SURVIVAL OF REPRESENTATIONS. All representations and warranties in Section 13, and all representations and warranties in any certificate delivered by Borrower pursuant hereto, shall survive execution of each of the Loan Documents and the making of the Term Loan, and may be relied upon by Agent and Lenders as being true and correct until all of the Loan Obligations are fully and irrevocably paid as contemplated in Section 5.3.5.

15.   AFFIRMATIVE COVENANTS.

     Borrower covenants and agrees that, so long as the any of the Loan Obligations are owing to Lenders by Borrower, Borrower shall do, or cause to be done, the following:

      15.1. USE OF PROCEEDS. Subject to the terms and conditions hereof, the proceeds of the Term Advance shall be used solely to finance a portion of the ENVIROQ Acquisition.

      15.2. CORPORATE EXISTENCE; MATERIAL LICENSES. Borrower and each Guarantor shall, and except where the failure to do so would not have a Material Adverse Effect on Borrower, each other Covered Person shall maintain its existence in good standing and its right to transact business in those states in which it is now or hereafter doing business. Notwithstanding anything in the immediately preceding sentence to the contrary, any Guarantor may merge or otherwise consolidate with or into Borrower or any Guarantor organized and existing under the laws of one of the states of the United States of America so long as any such transaction would not have a

Material Adverse Effect on Borrower. Each Covered Person shall obtain and maintain all Material Licenses for such Covered Person, except where the failure to do so would not have a Material Adverse Effect on Borrower.

      15.3. MAINTENANCE OF PROPERTY AND LEASES. Each Covered Person shall maintain in good condition and working order, and repair and replace as required, all buildings, equipment, machinery, fixtures and other real and personal property whose useful economic life has not elapsed and which is necessary for the ordinary conduct of the business of such Covered Person. Each Covered Person shall maintain in good standing and free of defaults all of its leases of buildings, equipment, machinery, fixtures and other real and personal property whose useful economic life has not elapsed and which is necessary for the ordinary conduct of the business of such Covered Person. Borrower shall not permit any of its equipment or other property to become a fixture to real property or an accession to other personal property unless Agent, for the ratable benefit of Lenders, has a valid, perfected and first priority Security Interest in such real or personal property. Borrower will not, without Agent's prior written consent, alter or remove any identifying symbol or number on its equipment other than in the ordinary course of business, consistent with past practice.

      15.4. INVENTORY. Except for Inventory found to be unacceptable and being returned to the vendor or Inventory as to which a legitimate dispute exists as to quality, Borrower shall keep its Inventory in good and merchantable condition at its own expense and shall hold such Inventory for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of Borrower's business, on terms which do not include bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar repurchase or return terms. All such Inventory shall be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

      15.5. INSURANCE. Each Covered Person shall maintain insurance as required in Exhibit 15.5 and shall, in addition, maintain a policy or policies of business interruption insurance in an amount reasonably satisfactory to Agent, provided that any such insurance may limit its coverage to 90 days for any one occurrence.

      15.6. PAYMENT OF TAXES AND OTHER OBLIGATIONS. Each Covered Person shall promptly pay and discharge or cause to be paid and discharged, as and when due, any and all income taxes, federal or otherwise, lawfully assessed and imposed upon it, and any and all lawful taxes, rates, levies, and assessments whatsoever upon its properties and every part thereof, or upon the income or profits therefrom and all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies, storage or other items or services which if unpaid might be or become a Security Interest or charge upon any of its property; provided, however, that nothing herein contained shall be construed as prohibiting a Covered Person from diligently contesting in good faith by appropriate proceedings the validity of any such taxes, rates, levies, or assessments, provided such Covered Person has established adequate reserves therefor in conformity with GAAP on the books of such Covered Person, and no Security Interest, other than a Permitted Security Interest, results from such non-payment.

      15.7. COMPLIANCE WITH LAWS. Each Covered Person shall comply with all Material Laws. Without limiting the generality of the foregoing:

            15.7.1. ENVIRONMENTAL LAWS. Each Covered Person shall comply and shall use commercially reasonable efforts to ensure compliance in all material respects by all tenants, subtenants and other occupants, if any, with all Environmental Laws.

            15.7.2. PENSION BENEFIT PLANS. Each Covered Person and each ERISA Affiliate shall at all times make prompt payments or contributions to meet the minimum funding standards under ERISA and the Code with respect to any Pension Benefit Plan maintained by such Covered Person or ERISA Affiliate, and shall comply with all reporting and disclosure requirements and all provisions of the Code and ERISA applicable to any Pension Benefit Plan maintained by such Covered Person or
      ERISA Affiliate.

            15.7.3. EMPLOYMENT LAWS. Each Covered Person shall comply in all material respects with all requirements of all Employment Laws applicable to such Covered Person.

      15.8.       DISCOVERY AND CLEAN-UP OF HAZARDOUS WASTE.

            15.8.1. IN GENERAL. Upon any Covered Person receiving notice of any violation of Environmental Laws or any similar notice described in Section 15.10.4, or upon any Covered
      Person otherwise discovering Hazardous Waste on any property which is in violation of, or which would result in liability under, any Environmental Law, Borrower shall: (i) promptly take such acts as may be required to prevent danger or harm to the property or any person therein as a result of such Hazardous Waste; (ii) at the request of Agent, and at Borrower's sole cost and expense, obtain and deliver to Agent promptly, but in no event later than 90 days after such request, a then currently dated environmental assessment of the property certified to Agent and any future holder of the Loan Obligations, a proposed plan for responding to any environmental problems described in such assessment, and an estimate of the costs thereof; and (iii) take all necessary steps to initiate and expeditiously complete all removal, remedial, response, corrective and other action to eliminate any such environmental problems, and keep Agent informed of such actions and the results thereof.

            15.8.2. ASBESTOS CLEAN-UP. In the event that the property of any Covered Person contains asbestos or asbestos-containing materials ("ACM"), Borrower shall develop and implement, as soon as reasonably possible, an Operations and Maintenance Program (as contemplated by EPA guidance document entitled "Managing Asbestos in Place; A Building Owner's Guide to Operations and Maintenance Programs for Asbestos-Containing Materials") for managing in place the ACM, and deliver a true, correct and complete copy of such Operations and Maintenance Program to Agent. In the event that the asbestos survey done in connection with developing the Operations and Maintenance Program reveals ACM which, due to its condition, location or planned building renovation, is recommended to be encapsulated or removed, Borrower shall promptly cause the same to be encapsulated or removed and disposed of offsite, in either case by a licensed and experienced asbestos contractor, all in accordance with applicable state, federal and local Laws.
      Upon completion of any such encapsulation or removal, Borrower shall deliver to Agent a certificate in such form as is then customarily available signed by the consultant overseeing the activity certifying to Agent that the work has been completed in compliance with all applicable Laws regarding notification, encapsulation, removal and disposal and that no airborne fibers beyond permissible exposure limits remain on site. All costs of such inspection, testing and remedial actions shall be paid by Borrower.

      15.9. TERMINATION OF PENSION BENEFIT PLAN. A Covered Person or ERISA Affiliate shall not terminate or amend any Pension Benefit Plan maintained by such Covered Person or ERISA Affiliate if such termination or amendment would result in any material liability to such Covered Person or ERISA Affiliate under ERISA or any increase in current liability for the plan year for which such Covered Person or ERISA Affiliate is required to provide security to such Pension Benefit Plan under the Code.

      15.10. NOTICE OF MATERIAL EVENTS. Borrower shall, promptly upon any Responsible Officer of Borrower obtaining knowledge or notice thereof, give notice to Agent of any (i) breach of any of the covenants in Section 15, 16 or 17; (ii) Default or Event of Default; (iii) the commencement of any Material Proceeding; and
(iv) any loss of or damage to any assets of a Covered Person or institution of any proceeding for the condemnation or other taking of any of the assets of a Covered Person, to the extent that such loss, damage or proceeding is likely to give rise to Insurance/Condemnation Proceeds or to result in a Material Adverse Effect. In addition,

            15.10.1. Borrower shall furnish to Agent from time to time all information which Agent reasonably requests with respect to the status of any Material Proceeding.

            15.10.2. Borrower shall furnish to Agent from time to time all information which Agent reasonably requests with respect to any Pension Benefit Plan established by a Covered Person or ERISA Affiliate.

            15.10.3. Borrower shall deliver notice to Agent of the establishment by a Covered Person or an ERISA Affiliate of any Pension Benefit Plan.

            15.10.4. To the extent any of the following might reasonably involve a liability or an expense in excess of $50,000, Borrower shall within five days inform Agent of its receipt of, and deliver to Agent a copy of, any (a) notice that any violation of any Environmental Law or Employment Law may have been committed or is about to be committed by any Covered Person, (b) notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Covered Person alleging violations of any Environmental Law or Employment Law or requiring such Covered Person to take any action in connection with the release of any Hazardous Waste into the environment, (c) notice from a federal, state, or local governmental agency or private party alleging that a Covered Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Waste into the environment or any damages caused thereby, (d) notice that a Covered Person is subject to federal, state or local investigation regarding the improper transportation, storage, disposal, generation or release into the environment of any Hazardous Waste, or (e) notice that any properties or assets of a Covered Person are subject to a Security Interest in favor of any Governmental Authority for any liability under any Environmental Law or damages arising from or costs incurred by such governmental entity in response to a release of Hazardous Waste into the environment.

            15.10.5. Borrower shall within 30 days after they occur deliver to Agent notice of the following events: (i) the failure of any Covered Person or ERISA Affiliate to make any required installment or any other required payment to any Pension Benefit Plan in sufficient amount to comply with ERISA and the Code on or before the due date for such installment or payment; (ii) the occurrence of any Reportable Event, "prohibited transaction" or "accumulated funding deficiency" (as those terms are defined in ERISA) with respect to any Pension Benefit Plan maintained or contributed to by a Covered Person or ERISA Affiliate; (iii) receipt by a Covered Person or ERISA Affiliate of any notice from a Multi-employer Plan regarding the imposition of withdrawal liability; and
      (iv) receipt by a Covered Person or ERISA Affiliate of any notice of the institution, or a Covered Person's expectancy of the institution, of any proceeding or receipt by such Covered Person or ERISA Affiliate of any notice of the taking, or such Covered Person's expectancy of the taking, of any other action which may result in the termination of any Pension Benefit Plan maintained or contributed to by such Covered Person or ERISA Affiliate, or the withdrawal or partial withdrawal by a Covered Person or ERISA Affiliate from any Pension Benefit Plan, and the filing or receipt by a Covered Person or ERISA Affiliate of any such notice and filing or receipt of all subsequent reports or notices under ERISA with or from the Internal Revenue Service, the PBGC, or the DOL relating to the same; and, in addition to such notice, deliver to Agent a certificate of the President or Chief Financial Officer of Borrower, setting forth details as to such events and the action that the affected Covered Person or ERISA Affiliate proposes to take with respect thereto.

            15.10.6. Borrower shall, within ten days after it occurs, deliver to Agent notice of any default or event of default, or the occurrence of any event which would with the passage of time, giving of notice or otherwise, constitute a default or event of default with respect to any of the Permitted Indebtedness.

            15.10.7. Borrower shall, immediately after becoming aware thereof, deliver notice to Agent of the assertion by the holder of any capital stock of Borrower or any Indebtedness in the outstanding principal amount in excess of $200,000 that a default exists with respect thereto or that Borrower is not in compliance with the terms thereof, or of the threat or commencement by such holder of any enforcement action because of such asserted default or noncompliance.

            15.10.8. Borrower shall, immediately after becoming aware thereof, deliver notice to Agent of any pending or threatened strike, work stoppage, material unfair labor practice claim or other material labor dispute affecting Borrower.

            15.10.9. Borrower shall deliver notice to Agent of any change in Borrower's name, state of incorporation, form of organization, trade names or styles under which Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, at least 30 days prior to such change.

            15.10.10. Borrower shall, immediately after becoming aware thereof, deliver notice to Agent of any change in Borrower's property, business, operations or condition (financial or otherwise) which could have a Material Adverse Effect.

            15.10.11. Borrower shall, immediately after becoming aware thereof, deliver notice to Agent of any violation of any Law applicable to Borrower or its properties which may have a Material Adverse Effect.

      15.11.      MAINTENANCE OF SECURITY INTERESTS OF SECURITY
DOCUMENTS.

            15.11.1. PRESERVATION AND PERFECTION OF SECURITY INTERESTS. Borrower shall promptly, upon the reasonable request of Agent and at Borrower's expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter file or record in the appropriate governmental office, any document or instrument supplementing or confirming the Security Documents or otherwise deemed necessary by Agent to create, preserve or perfect any Security Interest purported to be created by the Security Documents or to fully consummate the transactions contemplated by the Loan Documents.

            15.11.2. COLLATERAL HELD BY WAREHOUSEMAN, BAILEE, ETC. If any Collateral is at any time in the possession or control of a warehouseman, bailee or any of Borrower's agents or processors, then Borrower shall notify Agent thereof and shall notify such Person of Agent's Security Interest in such Collateral and, upon Agent's request, instruct such Person to hold all such Collateral for Agent's account subject to Agent's instructions. If at any time any Collateral is located on any premises that are not owned by Borrower, then Borrower shall obtain written waivers, in form and substance satisfactory to Agent, of all present and future Security Interests to which the owner or lessor or any mortgagee of such premises may be entitled to assert against the Collateral. Notwithstanding the two preceding sentences, Borrower shall be required to provide such notices and waivers only if the failure to do so could have a Material Adverse Effect on a Covered Person.

            15.11.3. COMPLIANCE WITH TERMS OF SECURITY DOCUMENTS. Borrower shall comply with all of the terms, conditions and covenants in the Security Documents to which Borrower is a party.

      15.12. ACCOUNTING SYSTEM. Each Covered Person shall maintain a system of accounting established and administered in accordance with GAAP. Without limiting the generality of the foregoing:

            15.12.1. ACCOUNT RECORDS. Each Covered Person shall maintain a record of Accounts at its principal place of business that itemize each Account of such Covered Person and describe the names and addresses of the Account Debtors on such Accounts, relevant invoice numbers, shipping dates and due dates, collection histories, and agings of such Accounts.

            15.12.2. INVENTORY RECORDS. Each Covered Person shall maintain a record of Inventory that records, by type, quality and quantity, and its cost therefor, withdrawals therefrom and additions thereto, and listing any returns, rejections, repossessions, stoppages in transit, losses, damages or destruction of or to such Inventory and shall perform a physical inventory at least once each calendar year.

      15.13.      FINANCIAL STATEMENTS.  Borrower shall deliver to
Agent:

            15.13.1. ANNUAL FINANCIAL STATEMENTS. Within 120 days after the close of each Fiscal Year, year-end consolidated Financial Statements of Borrower and its Subsidiaries which under GAAP are required to be reported on a consolidated basis which disclose separately all transactions between Affiliates, containing an audit report without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent, and accompanied by a Compliance Certificate of the Chief Financial Officer of Borrower.

            15.13.2. QUARTERLY FINANCIAL STATEMENTS. Within 45 days after the end of each of the first three (3) fiscal quarters of Borrower, unaudited consolidated Financial Statements of Borrower and its Subsidiaries which under GAAP are required to be reported on a consolidated basis which disclose separately all transactions between Affiliates, in each case accompanied by a Compliance Certificate of the Chief Financial Officer of Borrower.

Each Compliance Certificate shall be in the form of Exhibit 15.13, shall contain detailed calculations of the financial measurements referred to in Section 18 for the relevant periods, and shall contain statements by the signing officer to the effect that, except as explained in reasonable detail in such Compliance Certificate, (i) the attached Financial Statements are true, complete and correct in all material respects (subject, in the case of Financial Statements other than annual, to normal year-end audit adjustments) and have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby and with prior periods (except as disclosed therein), (ii) all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects (except as disclosed therein) as of the date such certification is given as if made on such date, except where the failure to comply would not have a Material Adverse Effect, (iii) all of the covenants of Borrower contained in this Agreement have been complied with in all material respects (except as disclosed therein) as of the date such certification is given as if made on such date, except where the failure to comply would not have a Material Adverse Effect, (iv) no transactions with Affiliates have occurred except as permitted under Section 17, and such transactions were in the ordinary course of business consistent, in nature and scope, with past practice and (v) there exists no Default which is continuing that has not been waived in writing by Lenders and no Event of Default has occurred that has not been waived in writing by Lenders. If any Compliance Certificate delivered to Lenders discloses that a representation or warranty is not true and correct, or that a Default or Event of Default has occurred that has not been waived in writing by Lenders, such Compliance Certificate shall set forth what action Borrower has taken or proposes to take with respect thereto.

      15.14.      OTHER FINANCIAL INFORMATION.   Borrower shall
deliver to Agent:

            15.14.1. AGINGS REPORT. Within 30 days after the end of each fiscal quarter, a report of the aging of all Accounts of Borrower in such reasonable detail as Agent may require.

            15.14.2. OTHER REPORTS OR INFORMATION CONCERNING ACCOUNTS. Such other reports or information as Agent may reasonably request from time to time, in a form and with such specificity as is reasonably satisfactory to Agent, concerning Accounts reflected in the Periodic Reports, Periodic Summaries or any other documents provided to Agent. Such copies shall include, if specifically requested by Agent, copies of all invoices prepared in connection with such Accounts.

            15.14.3. STOCKHOLDER AND SEC REPORTS. Promptly after their filing, copies of any and all (i) proxy statements, financial statements and reports which Borrower makes available to its stockholders, and (ii) reports, registration statements and prospectuses, if any, filed by Borrower with any securities exchange or the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions.

            15.14.4. PENSION BENEFIT PLAN REPORTS. Promptly after filing with the PBGC, DOL or IRS, a copy of each annual report or other filing or notice filed with respect to each Pension Benefit Plan of any Covered Person or any ERISA Affiliate.

            15.14.5. FEDERAL TAX RETURNS. Promptly after filing with the IRS, a copy of the Form 1120 filed by Borrower, without schedules or exhibits.

      15.15. OTHER INFORMATION. Upon the written request of Agent, Borrower shall promptly deliver to Agent such other information about the business, operations, revenues, financial condition, property, or business prospects of Borrower as Agent may, from time to time, reasonably request.

      15.16.      AUDITS BY AGENT.    Agent or Persons authorized by
and acting on behalf of Agent may at any time during normal business hours audit the books and records of each Covered Person from time to time upon reasonable notice to such Covered Person, and in the course thereof may make copies or abstracts of such books and records and discuss the affairs, finances and books and records of such Covered Person with its accountants and officers. Each Covered Person shall cooperate with Agent and such Persons in the conduct of such audits and shall deliver to Agent any instrument necessary for Agent to obtain records from any service bureau maintaining records for such Covered Person. Borrower shall reimburse Agent for all costs and expenses incurred by it in conducting each audit; provided, however, that if a Default has not occurred which is continuing or an Event of Default has not occurred, Borrower shall bear the reasonable cost of up to two such audits in any twelve month period and Lenders shall bear the costs and expenses for each such audit thereafter.

      15.17. VERIFICATION OF ACCOUNTS. Agent shall have the right, after the occurrence of a Default which is continuing or after an Event of Default hereunder which has not been cured or waived, after first giving either oral or written notice to Borrower, to verify the validity and amount of any Account and any other matter relating to an Account, by communicating in writing or orally directly with the Account Debtor or any Person who represents or Agent believes represents the Account Debtor.

      15.18. INVENTORY APPRAISALS. Borrower shall, upon Agent's request at any time and from time to time, obtain a full appraisal of its Inventory by an independent third party designated by Agent. All such appraisals shall be at the expense of Borrower; provided, however, that if a Default has not occurred which is continuing or an Event of Default has not occurred, Lenders shall bear the costs and expenses for each such appraisal.

      15.19. APPRAISALS OF COLLATERAL. Whenever a Default or Event of Default exists, Borrower shall at its expense and upon Agent's request, provide Agent with appraisals or updates thereof of any or all of the Collateral from an appraiser acceptable to Agent, and prepared on a basis satisfactory to Agent.

      15.20. ACCESS TO OFFICERS AND AUDITORS. Each Covered Person shall permit Persons authorized by Agent to discuss the affairs, finances and accounts of such Covered Person with its officers and independent auditors as often as Agent may reasonably request, and such Covered Person shall direct such officers and independent auditors to cooperate with Agent and make full disclosure to Agent of those matters that it may deem relevant to the continuing ability of Borrower timely to pay and perform the Loan Obligations.

      15.21. PROFORMAS FOR PERMITTED ACQUISITION; PERMITTED MERGER. Borrower shall, prior to making the ENVIROQ Acquisition and no later than 14 days after entering into a definitive merger agreement with any Person other than a wholly-owned Subsidiary of Borrower, prepare and furnish to Agent proforma financial statements for the Person to be acquired, or the surviving legal entity if the transaction is to be by merger, demonstrating to the satisfaction of Agent that none of the covenants in Section 18 will be violated as a consequence of such acquisition or other transaction or is expected to be violated with the passage of time thereafter. Such proforma financial statements shall contain forecasted balance sheets, income statements, statements of cash flows and such other reports and disclosures, and shall cover such forecast periods, as Agent may in its reasonable discretion require, and in the case of any proposed merger, such information regarding the proposed Permitted Merger Party as Agent may reasonably require.

      15.22. RATE PROTECTION AGREEMENT. Within 90 days after the Execution Date Borrower shall enter into a Rate Agreement with Boatmen's with respect to a notional amount equal to at least fifty percent (50%) of the Aggregate Term Commitment. Until the Loan Obligations are irrevocably paid in full, Borrower shall enter into such additional Rate Agreements with Boatmen's or another qualified bank as reasonably necessary to provide interest rate protection on a notional amount equal to the Term Loan; provided that, prior to Borrower's entering into a Rate Agreement with another bank, Boatmen's shall have the opportunity to review the terms of such agreement and offer a Rate Agreement with substantially equal or better terms within seven (7) Business Days after being furnished with such terms.

      15.23.      ACQUISITION AGREEMENT.

            15.23.1. CONSUMMATION OF ACQUISITION. Borrower shall deliver to Agent complete and correct executed copies of the Acquisition Agreement, all amendments, schedules and exhibits thereto, and all other agreements, documents and certificates which are executed and delivered in connection with the transactions contemplated thereby. The Acquisition Agreement shall have been duly authorized and executed and shall be the valid and binding obligation of Borrower and the other parties thereto and shall be enforceable in accordance with its terms except to the extent that the enforceability thereof against the parties thereto may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles of general application or due to public policy considerations with respect to rights of indemnification under federal and state securities laws. Each of the parties to the Acquisition Agreement shall have performed all obligations, covenants and conditions required of it prior to or as a condition to the consummation of the transactions contemplated by the Acquisition Agreement, and no such obligation, covenant or condition shall been waived by any party.

            15.23.2. PERFORMANCE OF ACQUISITION AGREEMENT; ETC. Borrower shall fully perform all of its obligations under the Acquisition Agreement, and shall enforce all of its rights and remedies thereunder as it deems appropriate in its reasonable business judgment; provided, however, that Borrower shall not take any action or fail to take any action which would result in a waiver or other loss of any material right or remedy of Borrower thereunder. Without limiting the generality of the foregoing, Borrower shall take all action necessary or appropriate to permit, and shall not take any action which would have a Material Adverse Effect upon, the full enforcement of all indemnification rights under the Acquisition Agreement. Borrower shall not, without Agent's prior written consent, modify, amend, supplement, compromise, satisfy, release or discharge the Acquisition Agreement, any collateral securing the same, any right of set-off, any Person liable directly or indirectly with respect thereto, or any agreement relating to the Acquisition Agreement or the collateral therefor. Borrower shall notify Agent in writing promptly after Borrower becomes aware thereof, of any event or fact which could give rise to a claim by it for indemnification under the Acquisition Agreement, and shall diligently pursue such right and report to Agent on all further developments with respect thereto. Borrower shall remit directly to Agent, for application to the Loan
      Obligations in such order as Agent determines, all amounts received by Borrower as indemnification or otherwise pursuant to the Acquisition Agreement; provided, however, that Borrower shall not be obligated to remit to Agent any amounts realized by Borrower pursuant to its rights of set-off under Sections
      2.13 and 9.3 of the Acquisition Agreement. If Borrower fails after Agent's demand to pursue diligently any right under the Acquisition Agreement, or if an Event of Default exists, then Agent may directly enforce such right in its own or Borrower's name and may enter into such settlements or other agreements with respect thereto as Agent determines. Notwithstanding the foregoing, Borrower shall at all times remain liable to observe and perform all of its duties and obligations under the Acquisition Agreement, and Agent's exercise of any of its rights with respect to the Collateral shall not release
      Borrower from any of such duties or obligations. Agent shall not be obligated to perform or fulfill any of Borrower's duties or obligations under the Acquisition Agreement or to make any payment thereunder, or to make any inquiry as to the sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance or payment of any amounts, or any delivery of any property.

      15.24. SURVEYS; TITLE INSURANCE. Within sixty (60) days after the date of this Agreement, Borrower shall have obtained completed ALTA surveys of each parcel of the Missouri Real Property Collateral that are sufficient for title insurance policies to contain no material exceptions related to the methodology of the survey. Subsequent to receipt of such surveys, Agent will obtain any necessary or reasonably desirable amendments or endorsements to the title insurance policy on the Missouri Real Property Collateral required by this Agreement.

      15.25. FURTHER ASSURANCES. Borrower shall execute and deliver, or cause to be executed and delivered, to Agent such documents and agreements, and shall take or cause to be taken such actions, as Agent may from time to time request to carry out the terms and conditions of this Agreement and the other Loan Documents.

16.   NEGATIVE COVENANTS.

      Borrower covenants and agrees that, while any of the Loan Obligations are owing to any Lender by Borrower, Borrower shall not, directly or indirectly, do any of the following, or permit any Covered Person to do any of the following, without the prior written permission of Agent, which, in the case of Section 16.8, will not be unreasonably withheld after adequate time for appropriate due diligence and review:

      16.1.       INVESTMENTS.  Make any Investments in any other
Person except the following ("Permitted Investments"):

            16.1.1. investments in (A) obligations issued or guaranteed, directly or indirectly, by the United States Government, (B) commercial paper or certificates of deposit issued by any commercial bank located in the United States having a combined capital and surplus of not less than $50,000,000;

            16.1.2. direct and indirect investments in Borrower's operating subsidiaries or joint ventures in the ordinary course of Borrower's business consistent with past practice;

            16.1.3. loans or advances to any Affiliate except as expressly permitted under Section 17.1; and

            16.1.4. foreign currency risk hedging transactions in the ordinary course of business.

      16.2. INDEBTEDNESS. Create, incur, assume or allow to exist any Indebtedness of any kind or description, except the following (the "Permitted Indebtedness"):

            16.2.1.  Indebtedness to Lenders;

            16.2.2. Indebtedness to vendors and suppliers in the ordinary course of business consistent with past practice;

            16.2.3. Indebtedness under Operating Leases with payments not to exceed $1,000,000 in the aggregate during any calendar year;

            16.2.4. Indebtedness under Capital Leases with payments not to exceed $1,000,000 in the aggregate as of the end of any calendar year;

            16.2.5. purchase money Security Interests and leases entered into in connection with the acquisition of capital assets in the ordinary course of Borrower's business consistent with past practice;

            16.2.6.  Indebtedness with respect to the Chesterfield
      IRB;

            16.2.7. existing Indebtedness with respect to $1,000,000 City of Jacksonville, Florida Industrial Development Revenue Bonds, Series A (Insituform Southeast, Inc., Project); and

            16.2.8. loans or advances to any Affiliate except as expressly permitted under Section 17.1.

            16.2.9.  the Subordinated Debt.

      16.3.       CAPITAL EXPENDITURES.  Borrower shall not make
Capital Expenditures (exclusive of the Permitted Acquisition and the Chesterfield IRB) that in the aggregate exceed $7,500,000 during any calendar year.

      16.4. PAYMENTS ON SUBORDINATED DEBT. Make any payment of principal, interest, fees or otherwise on the Subordinated Debt except as the holder of the Subordinated Debt is expressly permitted to receive free of trust for Lenders under the terms of the Subordination Agreement; and in the event a Default has occurred hereunder which is continuing and has not been waived in writing by Lenders or an Event of Default has occurred hereunder that has not been waived in writing by Lenders, Borrower shall make no payment of principal, interest, fees or otherwise on the Subordinated Debt prior to the earlier to occur of (i) payment in full of the Loan Obligations; (ii) the expiration of one hundred eighty (180) days following written notice of such Default or Event of Default to the holder of the Subordinated Note; or (iii) the waiver by Lenders, cure or remediation of the Default or Event of Default specified in the notice of Default or Event of Default provided to the holder of the Subordinated Note.

      16.5. PREPAYMENTS. Voluntarily prepay any Indebtedness other than (a) the Loan Obligations in accordance with their terms or Indebtedness of Borrower under the Reimbursement Agreement or Credit Agreement in accordance with their respective terms, and (b) trade payables in the ordinary course of business.

      16.6. INDIRECT OBLIGATIONS. Create, incur, assume or allow to exist any Indirect Obligations except (i) Indirect Obligations existing on the Execution Date and disclosed on Exhibit 13 (including any refinancing of such Indirect Obligations) and
(ii) performance bonding for the benefit of its Subsidiaries in the ordinary course of Borrower's business, consistent with past practice ("Permitted Indirect Obligations").

      16.7. SECURITY INTERESTS. Create, incur, assume or allow to exist any Security Interest upon all or any part of its property, real or personal, now owned or hereafter acquired, except the following (the "Permitted Security Interests"):

            16.7.1. Security Interests for taxes, assessments or governmental charges not delinquent or being diligently contested in good faith and by appropriate proceedings and for which adequate book reserves in accordance with GAAP are maintained;

            16.7.2. Security Interests arising out of deposits in connection with workmen's compensation, unemployment insurance, old age pensions, or other social security or retirement benefits legislation;

            16.7.3. Security Interests imposed by any Law, such as mechanics', workmen's, materialmen's, landlords', carriers', or other like Security Interests arising in the ordinary course of business which secure payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on Borrower's books;

            16.7.4.  Security Interests existing on the Execution
      Date that are disclosed on Exhibit 13 and are satisfactory to Lenders;

            16.7.5.  Security Interests for the benefit of Lenders;
      and

            16.7.6.  Security Interests granted pursuant to
      Indebtedness which Borrower may incur without Lenders' consent pursuant to Sections 16.2.1, 16.2.3, 16.2.4, 16.2.5, 16.2.6,
      16.2.7 and 16.2.9.

      16.8. CHANGE OF CONTROL. Merge or consolidate with or into, or enter into any definitive merger agreement with, any other entity other than a wholly-owned subsidiary, or sell, lease or otherwise dispose of all or substantially all of its properties and assets, or permit any Person or Group to become the record or beneficial owner, directly or indirectly, of securities representing thirty percent (30%) or more of the voting power of Borrower's then outstanding securities having the power to vote, or acquiring the power to elect a majority of the Board of Directors of Borrower.

      16.9. ACQUISITIONS. Acquire stock or other equity interest in a Person, or acquire any asset of a Person except in connection with a Permitted Acquisition or a Permitted Merger.

      16.10. BAILMENTS; CONSIGNMENTS; WAREHOUSING. Store any Inventory with a bailee, warehouseman, consignee or pursuant to an express or implied agreement establishing a bailment or consignment of Inventory or similar arrangement, unless Agent has received a written acknowledgment satisfactory to Agent from the third party involved which acknowledges the prior perfected Security Interest
of Agent in such Inventory.   Notwithstanding the preceding
sentence, Borrower shall be required to provide such acknowledgments only if the failure to do so could have a Material Adverse Effect on a Covered Person.

      16.11. DISPOSAL OF PROPERTY. Sell, transfer, exchange, lease or otherwise dispose of its assets, except (i) sales of Inventory in the ordinary course of business and (ii) sales of capital assets approved by Lenders if the net proceeds thereof are used for prepayment of the Term Loan as required by Section
5.2.2.1. Notwithstanding the foregoing, Borrower may sell, transfer or otherwise dispose of obsolete or unusable equipment having an orderly liquidation value no greater than $200,000 individually, and $500,000 in the aggregate in any Fiscal Year provided that (a) if such sale, transfer or disposition is effected without replacement of such equipment, or if such equipment is replaced by equipment leased by Borrower or by equipment purchased by Borrower subject to a Security Interest, then Borrower shall deliver all of the cash proceeds of any such sale, transfer or other disposition to Agent, which proceeds shall be applied as a prepayment of the Term Loan as required by Section 5.2.2.1 or (b) if such sale, transfer or other disposition is made in connection with the purchase by Borrower of replacement equipment (other than equipment subject to a Security Interest), then Borrower shall use the proceeds of any such sale, transfer or other disposition to finance the purchase by Borrower of such replacement equipment and shall deliver to Agent written evidence of the use of the proceeds for such purchase. All replacement equipment purchased by Borrower shall be free and clear of all Security Interests and Encumbrances, except for Permitted Security Interests.

      16.12. CHANGE OF BUSINESS. Engage in any business other than substantially as conducted on the Effective Date.

      16.13. DEBT PAYMENTS AND MATERIAL AGREEMENTS. Default upon or fail to pay any Indebtedness for money borrowed as the same matures, or breach, violate or be in default under any Material
Agreement.

      16.14. CONFLICTING AGREEMENTS. Enter into any agreement, that would, if fully complied with by it, result in a Default or Event of Default either immediately or upon the elapsing of time.

      16.15. SALE AND LEASEBACK TRANSACTIONS. Enter into any arrangement with any Person providing for Borrower to lease or rent property that Borrower has or will sell or otherwise transfer to such Person.

      16.16. NEW SUBSIDIARIES. Organize, create or acquire any Subsidiary except in the ordinary course of business, consistent with past practice.

      16.17. FISCAL YEAR. Change its Fiscal Year from a Fiscal Year ending on the last day of September other than pursuant to a Permitted Merger.

      16.18. TRANSACTIONS HAVING MATERIAL ADVERSE EFFECT. Enter into any transaction which has a Material Adverse Effect.

17. COVENANTS REGARDING TRANSACTIONS WITH AFFILIATES. Borrower covenants and agrees that, while any of the Loan Obligations are owing to any Lender by Borrower, Borrower shall not, directly or indirectly, do any of the following, or permit any Covered Person to do any of the following, without the prior written permission of
Agent:

      17.1. TRANSACTIONS WITH AFFILIATES. Enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, or make any loans or advances to any Affiliate, unless (i) no Event of Default has occurred and is continuing or would occur as a result of such transaction, (ii) it will not have a Material Adverse Effect, (iii) it is in the ordinary course of business, (iv) it is consistent with past practice and pursuant to the reasonable requirements of its business and (v) it is on fair and reasonable terms substantially as favorable to it as those which it could obtain in a comparable arm's-length transaction with a non-Affiliate.

            17.1.1. SUBORDINATION. Borrower's payment obligations in connection with any transaction permitted under Section
      17.1 shall be subordinated to the Loan Obligations pursuant to a subordination agreement satisfactory to Agent in its sole and absolute discretion.

      17.2.       MANAGEMENT CONTRACTS, ETC. Enter into with any
Affiliate, any management agreement, consulting agreement or any similar type of agreement for services which provides for the payment of fees.

      17.3. PROHIBITED DISTRIBUTIONS. Directly or indirectly declare or make, or incur any liability to make, any Prohibited Distribution. For purposes of this Section, a "Prohibited Distribution" means and includes (i) prior to the entering into of a definitive merger agreement with any Person, any dividend to the extent that it is a dividend in kind, and any dividend paid with respect to any share of its capital stock to the extent it exceeds the regular cash dividend per share in effect as of February 15, 1995; (ii) after a definitive merger agreement with any Person is entered into, any cash dividend or dividend in kind; (iii) any acquisition, redemption, or retirement of any outstanding stock;
(iv) any retirement or prepayment of debt securities before their regularly scheduled maturity dates; (v) any loan or advance to a shareholder; and (vi) any compensation payment, including any payment based upon Net Income or other measures of economic performance, whether or not designated as a bonus, to a shareholder employee that is in excess of such employee's regular compensation.

18.   FINANCIAL COVENANTS.

      18.1. SPECIAL DEFINITIONS. As used in this Section 18, the following capitalized terms have the following meanings:

      "Current Assets" means current assets as determined in accordance with GAAP.

      "Current Liabilities" means current liabilities as determined in accordance with GAAP.

      "EBITDA" means, with respect to any fiscal period of Borrower, the net income of Borrower for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, minus any extraordinary gains, plus any extraordinary losses, plus all of the following that were deducted in calculating such net income:
      (a) interest expense; (b) provisions for taxes; and (c) depreciation, amortization and other non-cash charges.

      "Fixed Charges" means, with respect to any fiscal period of Borrower, the sum of (a) interest paid, (b) federal, state and local taxes paid, (c) dividends paid and (d) current maturities of long-term debt.

      "Net Income" means, for any period of calculation, "net income" as determined in accordance with GAAP.

      "Tangible Assets" means all of the assets of Borrower as determined in accordance with GAAP and reported on the Financial Statements except: (a) patents, copyrights, trademarks, trade names, franchises, license agreements, goodwill, and other similar intangibles; (b) unamortized debt discount and expense; and (c) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the date of the Loan Agreement.

      "Tangible Net Worth" means, at any date: (a) the book value (net of depreciation, obsolescence, amortization, valuation and other proper reserves determined in accordance with GAAP) at which Tangible Assets would be shown on a balance sheet of Borrower at such date prepared in accordance with GAAP (excluding assets and liabilities which represent obligations due to or from any Affiliate except those obtained or incurred in the ordinary course of business); less (b) the amount at which Total Liabilities would be shown on such balance sheet.

      "Total Assets" means the sum of all assets of Borrower as presented in the balance sheet in Borrower's most recent
      Financial Statements.

      "Total Liabilities" means all liabilities of Borrower as presented in the balance sheet in Borrower's most recent
      Financial Statements.

All other capitalized terms used in this Section 18 shall have their meanings and shall be calculated under GAAP.

            18.1.1.     MINIMUM TANGIBLE NET WORTH.  Borrower's
                        --------------------------
Tangible Net Worth shall at no time be less than the sum of (i)
$27,000,000, plus (ii) fifty percent (50%) of Borrower's cumulative Net Income (exclusive of losses) after September 30, 1994.

            18.1.2.     EBITDA TO FIXED CHARGES.  The ratio of
                        -----------------------
Borrower's EBITDA to Fixed Charges shall at no time be less than
1.0 to 1.0.

            18.1.3.     MINIMUM CURRENT RATIO.  The ratio of Borrower's
                        ---------------------
Current Assets to Current Liabilities shall at no time be less than
1.0 to 1.0.

            18.1.4.     TOTAL LIABILITIES TO TANGIBLE NET WORTH.  The
                        ---------------------------------------
ratio of Borrower's Total Liabilities to Tangible Net Worth shall at no time be greater than 1.75 to 1.0.

19.   DEFAULT.

      19.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an event of default (an "Event of Default") under this Agreement:

            19.1.1. FAILURE TO PAY PRINCIPAL OR INTEREST. Failure of Borrower to pay any principal of the Term Loan or interest accrued thereon when due.

            19.1.2. FAILURE TO PAY OTHER AMOUNTS OWED TO LENDERS. Failure of Borrower to pay any of the Loan Obligations (other than principal of the Term Loan or interest accrued thereon) within 5 days after the date when due.

            19.1.3. FAILURE TO PAY AMOUNTS OWED TO OTHER PERSONS. Failure of any Covered Person to pay any Indebtedness in excess of $200,000 of such Covered Person to Persons other than a Lender which continues unwaived beyond any applicable grace period specified in the documents evidencing such Indebtedness.

            19.1.4. REPRESENTATIONS OR WARRANTIES. Any representation or warranty made by Borrower in this Agreement, or any statement or representation made in any certificate, report, opinion or other document delivered pursuant to this Agreement, is discovered to have been false in any material respect when made.

            19.1.5. CERTAIN COVENANTS. Failure of any Covered Person to comply with the covenants in Sections 15.13, 15.16, 15.20, 16.1 through 16.11, 17 and 18.

            19.1.6. OTHER COVENANTS. Failure of any Covered Person to comply with of any of the terms or provisions of any of the Loan Documents applicable to it (other than a failure which constitutes an Event of Default under any of Sections 19.1.1 through 19.1.5) which is not remedied or waived in writing by Lenders within 20 days after the initial occurrence of such failure.

            19.1.7. SUBORDINATED DEBT. The occurrence of any default or event of default with respect to the Subordinated Debt which is not cured or waived within any applicable grace period.

            19.1.8. ACCELERATION OF OTHER INDEBTEDNESS. Any Obligation of a Covered Person in excess of $200,000 (other than the Loan Obligations) for the payment of borrowed money becomes or is declared to be due and payable or required to be prepaid (other than by a regularly scheduled prepayment) prior to the original maturity thereof.

            19.1.9. DEFAULT UNDER OTHER AGREEMENTS. The occurrence of any default or event of default under any agreement to which a Covered Person is a party (other than the Loan
      Documents), including, without limitation, the Credit
      Agreement and the Reimbursement Agreement, which default or breach continues unwaived beyond any applicable grace period provided therein and likely would have a Material Adverse
      Effect.

            19.1.10.    BANKRUPTCY; INSOLVENCY; ETC.  A Covered Person
      (i) fails to pay, or admits in writing its inability to pay, its debts as they become due, or otherwise becomes insolvent (however evidenced); (ii) makes an assignment for the benefit of creditors; (iii) files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or any trustee of such Covered
      Person or any substantial part of its property; (iv) commences any proceeding relating to such Covered Person under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) has commenced against it any such proceeding which remains undismissed for a period of forty-five (45) days, or by any act indicates its consent to, approval of, or acquiescence in any such proceeding or the appointment of any receiver of or any trustee for it or of any substantial part of its property, or allows any such receivership or trusteeship to continue undischarged for a period of forty-five (45) days; or (vi) takes any corporate action to authorize any of the foregoing.

            19.1.11. JUDGMENTS; ATTACHMENT; ETC. Any one or more judgments or orders is entered against a Covered Person or any attachment or other levy is made against the property of a Covered Person with respect to a claim or claims involving in the aggregate liabilities (not paid or fully covered by insurance, less the amount of reasonable deductibles in effect on the Execution Date) in excess of $35,000, becomes final and non-appealable or if timely appealed is not fully bonded and collection thereof stayed pending the appeal.

            19.1.12. PENSION BENEFIT PLAN TERMINATION, ETC. Any Pension Benefit Plan termination by the PBGC or the appointment by the appropriate United States District Court of a trustee to administer any Pension Benefit Plan or to liquidate any Pension Benefit Plan; or any event which constitutes grounds either for the termination of any Pension Benefit Plan by PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Pension Benefit Plan shall have occurred and be continuing for thirty (30) days after Borrower has notice of any such event; or any voluntary termination of any Pension Benefit Plan which is a defined benefit pension plan as defined in Section 3(35) of ERISA while such defined benefit pension plan has an accumulated funding deficiency, unless Agent has been notified of such intent to voluntarily terminate such plan and has given its consent and agreed that such event shall not constitute a Default.

            19.1.13. LIQUIDATION OR DISSOLUTION. (i) Borrower or any Guarantor files a certificate of dissolution under applicable state law or is liquidated or dissolved or suspends or terminates the operation of its business, or has commenced against it any action or proceeding for its liquidation or dissolution or the winding up of its business, or takes any corporate action in furtherance thereof, or (ii) except in any case where such action or event would not have a Material Adverse Effect, any other Covered Person files a certificate of dissolution under applicable state law or is liquidated or dissolved or suspends or terminates the operation of its business, or has commenced against it any action or proceeding for its liquidation or dissolution or the winding up of its business, or takes any corporate action in furtherance thereof.

            19.1.14. KEY EXECUTIVES. If at any time prior to the termination of this Agreement, both Jerome Kalishman and Robert Affholder cease to serve as executive officers of Borrower.

            19.1.15. CHANGE OF CONTROL. If (i) at any time Jerome Kalishman shall personally own less than six percent (6%) of the then outstanding voting stock of Borrower, (ii) at any time Jerome Kalishman, his wife and their estates shall collectively own less than twenty percent (20%) of the then outstanding voting stock of Borrower or (iii) at any time Jerome Kalishman shall die and the transferee or transferees of his then outstanding voting stock are not acceptable to Agent in its sole and absolute discretion (whether or not such transferee or transferees are his wife or any of the aforementioned estates); provided, however, that the event set forth in clause (iii) shall only be an Event of Default if, within sixty (60) days after such event Agent gives written notice that such event shall be deemed to be an Event of Default; and provided further, that Borrower shall have 120 days from the date of such notice to cure such Event of Default.

            19.1.16. ITI LAWSUIT. If at any time, a final and non-appealable judgment is rendered in the lawsuit filed initially in the Chancery Court for the Thirteenth Judicial District of Memphis, Shelby County, Tennessee, (Insituform North America Corp. and NuPipe, Inc. v. Insituform Southeast, Inc., Nupipe Southeast, Inc., ENVIROQ Corporation and Insituform Mid-America, Inc.) (the "ITI Lawsuit"), or in any similar or related case, which upholds or supports the refusal by Insituform North America Corp. and Nupipe to give their consents to an actual or constructive assignment or other transfer of certain sub-license agreements and license agreements, as more fully set forth in the ITI Lawsuit.

            19.1.17. LOAN DOCUMENTS; SECURITY INTERESTS. For any reason other than the failure of Agent to take any action available to it to maintain perfection of the Security Interests created in favor of Agent, for the ratable benefit of Lenders, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Security Interest with respect to any portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Security Interests (other than the Permitted Security Interests) or is terminated, revoked or declared void or invalid.

            19.1.18. LOSS TO COLLATERAL. Any loss, theft, damage or destruction of any item or items of Collateral occurs which
      (i) materially and adversely affects the operation of Borrower's business; or (ii) is material in amount and is not adequately covered by insurance.

            19.1.19. MATERIAL ADVERSE EVENT. There occurs any material adverse change in Borrower's property, business, operation, or condition (financial or otherwise), or there occurs any event which has or will have a Material Adverse Effect.

      19.2. CROSS-DEFAULT. Any Event of Default under this Agreement will constitute an event of default under any other agreement of Borrower with a Lender and under any evidence of Indebtedness of Borrower held by a Lender, whether or not such is an event of default specified therein.

      19.3.       RIGHTS AND REMEDIES IN THE EVENT OF DEFAULT.

            19.3.1.     ACCELERATION.     Upon an Event of Default
      described in Section 19.1.10, all of the outstanding Loan Obligations shall automatically become immediately due and payable. Upon any other Event of Default, and at any time thereafter, Agent (at the direction of Lenders) may declare all of the outstanding Loan Obligations immediately due and payable. Such acceleration may be without demand or notice of any kind, which Borrower expressly waives.

            19.3.2. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply against the Loan Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held, or any other Indebtedness at any time owing by such Lender to or for the credit or the account of Borrower, irrespective of whether or not such Lender shall have made any demand under this Agreement or the Notes and although such Loan Obligations may be unmatured; provided, however, that such Lender shall immediately pay over such amount collected to the Agent for the Agent's prompt distribution to each Lender of its ratable share hereunder of said amount. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Lender may otherwise have.

            19.3.3. ENTRY UPON PREMISES AND ACCESS TO INFORMATION. Upon an Event of Default and acceleration of the Loan Obligations as provided herein, and at any time thereafter:
      Agent may (i) enter upon the premises leased or owned by Borrower where Collateral is located (or is believed to be located) without any obligation to pay rent to Borrower, or any other place or places where Collateral is believed to be located, (ii) render Collateral usable or saleable, (iii) remove Collateral therefrom to the premises of Agent or any agent of Agent for such time as Agent may desire in order effectively to collect or liquidate Collateral; (iv) take possession of, and make copies and abstracts of, Borrower's original books and records, obtain access to Borrower's data processing equipment, computer hardware and software relating to any of the Collateral and use all of the foregoing and the information contained therein in any manner Agent deems appropriate in connection with the exercise of Agent's rights.

            19.3.4. BORROWER'S OBLIGATIONS. Upon the occurrence of an Event of Default, Borrower shall, if Lenders so request, assemble the Collateral and make it available to Agent at a place or places to be designated by Agent, reasonably convenient to Borrower.

            19.3.5.     SECURED PARTY RIGHTS.  Upon an Event of
      Default and acceleration of the Loan Obligations as provided herein, and at any time and from time to time thereafter:

                  19.3.5.1. Each Lender may exercise any or all of its rights under the Security Documents as a secured party under the UCC and any other applicable Law; and

                  19.3.5.2. Agent may sell or otherwise dispose of Collateral at public or private sale in a commercially reasonable manner, which sale Agent may postpone from time to time by announcement at the time and place of sale stated in the notice of sale or by announcement at any adjourned sale without being required to give a new notice of sale, all as Agent deems advisable, for cash or credit; provided, however, that any Lender may become the purchaser at any such sale if permissible under applicable Law and Agent may, in lieu of actual payment of the purchase price, offset the amount thereof against Borrower's obligations owing to such Lender; and Borrower agrees that no Lender has any obligation to preserve rights to Collateral against prior parties or to marshal any Collateral for the benefit of any Person;

      In connection with the advertising for sale, selling or otherwise realizing upon any of the Collateral securing the obligations of Borrower to Lenders, Agent may use and is hereby granted a license to use, without charge or liability to Agent therefor, any of Borrower's labels, trade names, trademarks, trade secrets, service marks, patents, patent applications, licenses, certificates of authority, advertising materials, or any of Borrower's other properties or interests in properties of similar nature, to the extent that such use thereof is not prohibited by agreements under which Borrower has rights therein, and all of Borrower's rights under license, franchise and similar agreements shall inure to Agent, for the ratable benefit of Lenders.

            19.3.6. MISCELLANEOUS. After the occurrence of an Event of Default and at any time thereafter, Lenders may exercise any other rights and remedies available to Lenders under the Loan Documents or otherwise available to Lenders at law or in equity.

            19.3.7. APPLICATION OF FUNDS. Any funds received by Lenders with respect to the Loan Obligations after any acceleration, including but not limited to proceeds of Collateral, shall be applied as follows: (i) first, to reimburse Lenders pro rata for any amounts due to Lenders under Sections 21.7 and 21.8; (ii) second, to the payment of accrued and unpaid fees due hereunder and all other amounts due hereunder (other than the Term Loan and interest accrued thereon); (iii) third, to the payment of interest accrued on the Term Loan; (iv) fourth, to the payment of the Term Loan, pro rata among Lenders in such order as Agent determines in its absolute discretion; and (v) fifth, to the payment of the other Loan Obligations. Any remaining amounts shall be paid to Borrower or such other Persons as shall be legally entitled thereto.

      19.4. LIMITATION OF LIABILITY; WAIVER. No Lender shall be liable to Borrower as a result of any commercially reasonable possession, repossession, collection or sale by such Lender of Collateral; and Borrower hereby waives all rights of redemption from any such sale and the benefit of all valuation, appraisal and exemption laws. If a Lender seeks to take possession of any of the Collateral by replevin or other court process, Borrower hereby irrevocably waives (i) the posting of any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession, (ii) any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof, (iii) any requirement that such Lender retain possession and not dispose of any Collateral until after trial or final judgment, and (iv) to the extent permitted by applicable law, all rights to notice and hearing prior to the exercise by such Lender of such Lender's right to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing. No Lender shall have any obligation to preserve rights to the Collateral or to marshall any Collateral for the benefit of any Person.

      19.5. NOTICE. Any notice of intended action required to be given by a Lender (including but not limited to notice of a public or private sale of Collateral), if given as provided in
Section 21.1 at least 10 days prior to such proposed action, shall be effective and constitute reasonable and fair notice to Borrower.

20.   THE AGENT.

      20.1. APPOINTMENT. The Boatmen's National Bank of St. Louis is hereby appointed Agent hereunder and under each of the other Loan Documents, and each of the Lenders irrevocably authorizes the Agent to act as the Agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this
Section 20. The Agent shall not have any duties or responsibilities except those expressly set forth in the Loan Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, duties, responsibilities, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent by reason of this Agreement.

      20.2. POWERS. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action hereunder except action specifically provided by this Agreement to be taken by the Agent.

      20.3. GENERAL IMMUNITY OF AGENT. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender for any act or failure to act with respect to Agent's duties hereunder that does not constitute gross negligence or willful misconduct.

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

      20.4. NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. The Agent and its directors, officers, agents, and employees shall not be responsible to the Lenders for any recitals, reports, statements, warranties or representations herein or in any Loan Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.

      20.5. ACTION ON INSTRUCTIONS OF LENDERS. The Agent and its directors, officers, agents, and employees shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions executed by the Lenders, and such instructions and any act or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes.

      20.6. EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

      20.7. RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

      20.8. AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective shares of the Term Commitment (i) for any amounts not reimbursed by Borrower for which the Agent is entitled to reimbursement by Borrower under the Loan Documents (other than any Agent's fee payable by Borrower to the Agent and fees incurred by Agent for its legal counsel and expenses advanced by Agent's legal counsel in connection with the preparation and negotiation of the Loan Documents and the closing of the transactions contemplated hereby), (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document delivered in connection with this Agreement or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent arising from any act or failure to act of Agent that constitutes gross negligence or willful misconduct with respect to its duties as Agent.

      20.9. RIGHTS AS A LENDER. Agent shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with Borrower or any Subsidiary as if it were not the Agent.

      20.10. INDEPENDENT CREDIT DECISIONS. EACH LENDER ACKNOWLEDGES THAT IT HAS, INDEPENDENTLY AND WITHOUT RELIANCE UPON THE AGENT OR ANY OTHER LENDER AND BASED ON THE FINANCIAL STATEMENTS PREPARED BY BORROWER AND SUCH OTHER DOCUMENTS AND INFORMATION AS IT HAS DEEMED APPROPRIATE, MADE ITS OWN CREDIT ANALYSIS AND DECISION TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH LENDER ALSO ACKNOWLEDGES THAT IT WILL, INDEPENDENTLY AND WITHOUT RELIANCE UPON THE AGENT OR ANY OTHER LENDER AND BASED ON SUCH DOCUMENTS AND INFORMATION AS IT SHALL DEEM APPROPRIATE AT THE TIME, CONTINUE TO MAKE ITS OWN

CREDIT DECISIONS IN TAKING OR NOT TAKING ACTION UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      20.11. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and Borrower. At the time of such resignation, Agent shall have the right to assign its rights and delegate its associated obligations under the Loan Documents to one or more other financial institutions. In the event that Agent decides to make any such assignment, so long as no Default or Event of Default has occurred and is continuing, such assignment shall be made with the written consent of Borrower, which consent shall not be unreasonably withheld; otherwise, Agent will send written notification to Borrower of the assignment. If Agent resigns without assigning its rights and delegating its associated obligations under the Loan Documents, then the Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of Borrower and the Lenders, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. The Agent's resignation shall not be effective until a successor Agent has been appointed and accepts such appointment. Upon a successor Agent's acceptance of its appointment, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations as Agent hereunder.
After the resignation of the Agent, the provisions of this Section 20 shall continue in effect for the resigning Agent's benefit in respect of any act or failure to act while it was Agent hereunder.

      20.12. NOTIFICATION OF LENDERS. Each Lender agrees to use its good faith efforts, upon becoming aware of anything which would likely have a Material Adverse Effect, to promptly notify the other Lenders thereof. The Agent shall promptly deliver to each Lender copies of every written notice, demand, report (including any financial report), or other writing which the Agent gives to or receives from Borrower and which itself constitutes, or which contains information about, something that would likely have a Material Adverse Effect with respect to Borrower's indebtedness to such Lender hereunder. The Agent and its directors, officers, agents, and employees shall have no liability to any Lender for failure to deliver any such item to such Lender unless the failure constitutes gross negligence or willful misconduct.

      20.13. NO KNOWLEDGE OF DEFAULT. The Agent shall not be deemed to have knowledge of any Default or Event of Default unless the Agent has received written notice thereof from a Lender or Borrower referring to this Agreement and describing such Default or Event of Default, or the Agent otherwise has actual knowledge thereof. If the Agent receives such notice or otherwise acquires such actual knowledge, the Agent shall notify the Lenders of the same, solicit advice from the Lenders as to the appropriate course of action, and take such action (including but not limited to actions contemplated by Section 19.3) as is directed by the Lenders; provided, however, that unless and until the Agent has received such directions, the Agent may at its option take such actions as it deems appropriate without the direction of the Lenders in circumstances where the ability of the Lenders to recover the Loan Obligations may otherwise be materially impaired.

      20.14. COLLECTIONS AND DISTRIBUTIONS TO LENDERS BY AGENT. All interest, fees, and payments of principal received by Agent for the account of Lenders shall be distributed by Agent to Lenders in accordance with their ratable shares of the Term Commitment. All amounts received by any Lender on account of the Loan Obligations shall be paid promptly to Agent for distribution to Lenders in accordance with their ratable shares. On the same Business Day when amounts received by Agent must be applied to the Loan Obligations as provided in Section 5.3.2, Agent shall distribute to each Lender its ratable share thereof. Such distributions shall be made to the offices of the Lenders as listed in Exhibit 2.

21.   MISCELLANEOUS.

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
      21.1. NOTICES. All notices, consents, requests and demands to or upon the respective parties hereto shall be in writing, and shall be deemed to have been given or made when delivered in person to those Persons listed on the signature pages hereof or when deposited in the United States mail, postage prepaid, or, in the case of telegraphic notice, or the overnight courier services, when delivered to the telegraph company or overnight courier service, or in the case of telex or telecopy notice, when sent, verification received, in each case addressed as set forth on the signature pages hereof, or such other address as either party may designate by notice to the other in accordance with the terms of this paragraph. No notice given to or demand made on Borrower in any instance shall entitle Borrower to notice or demand in any other instance.

      21.2. AMENDMENTS, WAIVERS AND CONSENTS. No amendment to, waiver of, or departure from full compliance with any provision of this Agreement, or of any of the other Loan Documents, or consent to any departure by Borrower herefrom or therefrom, shall be effective unless it is in writing and signed by authorized officers of Borrower and all Lenders; provided, however, that any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No failure by Lenders to exercise, and no delay by Agent or Lenders in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lenders or Agent of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege.

      21.3.       RIGHTS NOT EXCLUSIVE.  Every right granted to
Lenders hereunder or under any other Loan Document or allowed to it at law or in equity shall be deemed cumulative and may be exercised from time to time.

      21.4. SURVIVAL OF AGREEMENTS. All covenants and agreements made herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, the Notes and other Loan Documents and the making of the Term Advance. All agreements, obligations and liabilities of Borrower under this Agreement concerning the payment of money to Lenders or to Agent for the ratable benefit of Lenders, including but not limited to Borrower's obligations under Sections 21.7 and 21.8, but excluding the obligation to repay the Term Loan and interest accrued thereon, shall survive the repayment in full of the Term Loan and interest accrued thereon and the return of the Notes to Borrower.

      21.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign, delegate or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lenders. Each Lender shall have the right to assign its rights under the Loan Documents to any Federal Reserve Bank, but without delegation of such Lender's obligations thereunder. Each Lender shall have the right to assign its rights and to delegate its obligations under the Loan Documents, but such assignment and delegation should not relieve the assigning and delegating Lender from its obligations hereunder.

      21.6. PARTICIPATIONS. Each Lender may in the ordinary course of its commercial banking business and in accordance with applicable law grant participations to one or more banks or other financial institutions in the Term Loan, but if the nature of any such participation is such that such Lender will not retain the sole authority to amend the Loan Agreement and other Loan Documents and to declare or waive defaults and pursue or not pursue collection after a default, then the prior consent of Borrower to such participation shall be required. For this purpose, such Lender may disclose to a potential or actual participant any information supplied to such Lender by or on behalf of Borrower or Agent. In the event of the granting of any such participation by a Lender, (i) such Lender's obligations hereunder shall remain unchanged, (ii) such Lender shall remain solely responsible to Borrower for the performance of such obligations, (iii) such Lender shall remain the holder of its Note for all purposes under the Loan Documents, (iv) Borrower may continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Borrower hereby acknowledges and agrees that every such participant has the same right of set-off as does such Lender under Section 19.3.2; provided, however, that all amounts received by any such participant through the exercise of the right of set-off in excess of its share of the Term Loan as a participant shall be remitted to Agent for ratable distribution to all Lenders. Every such participation shall be evidenced by a written assignment or participation agreement that contains provisions binding on the participant that will fully effectuate all of the foregoing.

      21.7. PAYMENT OF EXPENSES. Borrower agrees to pay or reimburse each Lender for its reasonable costs and expenses incurred in connection with the negotiation and preparation of the Loan Documents, including but not limited to all fees incurred by such Lender for its legal counsel and expenses advanced by such Lender's legal counsel; provided, however, that Borrower's obligations to pay such legal fees and advances shall not exceed $35,000. Further, if at any time or times hereafter a Lender engages legal counsel for advice or other representation to enforce the rights of Agent or such Lender against Borrower under the Loan Documents upon the occurrence of an Event of Default, or in connection with amendment of any of the Loan Documents at the request of Borrower or as a consequence of a Default or Event or Default, then all reasonable fees and all expenses advanced of such legal counsel and all litigation costs, including costs incurred as a consequence of any proceedings involving Borrower under the federal bankruptcy Code (if any) shall constitute a part of the Loan Obligations and be payable on demand.

      21.8. INDEMNITY. Borrower shall pay, indemnify and hold harmless each Lender and its directors, officers, employees, agents, and representatives (the "Indemnified Parties") for, from and against, and promptly reimburse the Indemnified Parties for, any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and amounts paid in settlement) (the "Indemnified Liabilities") incurred, paid or sustained by the Indemnified
Parties in connection with, arising out of, based upon or otherwise involving or resulting from any threatened, pending or completed action, suit, investigation or other proceeding by, against or otherwise involving the Indemnified Parties and in any way dealing with, relating to or otherwise involving this Agreement, any of the other Loan Documents, or any transaction contemplated hereby or thereby (each a "Triggering Event"); provided, however, that Borrower shall have no obligation to indemnify the Indemnified Parties hereunder with respect to any Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct of any of the Indemnified Parties or with respect to any controversy solely between Lenders. Borrower shall pay, indemnify and hold harmless the Indemnified Parties for, from and against, and promptly reimburse the Indemnified Parties for, any and all claims, damages, liabilities, losses, costs and expenses
(including, without limitations, reasonable attorneys' fees and disbursements and amounts paid in settlement) incurred, paid or sustained by the Indemnified Parties as a result of the release of any Hazardous Waste on or affecting any of the Collateral, directly or indirectly.

      21.9. CHANGE IN ACCOUNTING PRINCIPLES. If Borrower, at the end of its fiscal year and with the concurrence of its independent certified public accountants, changes the method of valuing the Inventory of Borrower, or if any other changes in accounting principles from those used in the preparation of any of the Financial Statements are required by or result from the promulgation of principles, rules, regulations, guidelines, pronouncements or opinions by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission (or successors thereto or bodies with similar functions), and any of such changes result in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of Borrower shall be the same after such changes as if such changes had not been made; provided, however, that until such changes are made, all financial covenants herein and all the provisions hereof which contemplate financial calculation hereunder shall remain in full force and effect.

      21.10. LOAN RECORDS. The date and amount of all advances to Borrower and payments of amounts due from Borrower under the Loan Documents will be recorded in the records that each Lender normally maintains for such types of transactions. The failure to record, or any error in recording, any of the foregoing shall not, however, affect the obligation of Borrower to repay the Term Loan and other amounts payable under the Loan Documents. Borrower shall have the burden of proving that each Lender's records are not correct.

      21.11. SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

      21.12. COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of separate counterparts, and all such counterparts taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

      21.13. GOVERNING LAW; NO THIRD PARTY RIGHTS. This Agreement, the other Loan Documents and the Notes and the rights and obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the internal laws of the State of Missouri applicable to contracts made and to be performed wholly within such State. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

      21.14. CAPTIONS. Section captions and the Table of Contents are for convenience only and shall not affect the interpretation or construction of this Agreement or the other Loan Documents.

      21.15. INCORPORATION BY REFERENCE. All of the terms of the other Loan Documents are incorporated in and made a part of this Agreement by this reference.

      21.16. STATUTORY NOTICE. The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes;
nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

      ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by appropriate duly authorized officers as of the date first above written.


INSITUFORM MID-AMERICA, INC.        THE BOATMEN'S NATIONAL BANK OF ST.
                                    LOUIS



By: -----------------------------   By: -------------------------------
Name: ---------------------------   Name: -----------------------------
Title: --------------------------   Title: ----------------------------

Notice Address:                     Notice Address:
17988 Edison Avenue                 One Boatmen's Plaza
Chesterfield, Missouri  63005-3700  800 Market Street
FAX: (314-537-1214)                 St. Louis, MO 63101
TEL: (314-532-6137)                 FAX: (314-466-7783)
Attention: Joseph F. Olson          TEL: (314-466-7630)
Vice President-Finance and          Attention: Christy B. Goudy
Administration




MARK TWAIN BANK



By: -----------------------------
Name: ---------------------------
Title: --------------------------

Notice Address:
1795 Clarkson Road
Chesterfield, Missouri  63017-4975
FAX: (314-532-0140)
TEL: (314-532-5800)
Attention:  Dan Narzinski

"GUARANTORS"

AFFHOLDER, INC.                     INSITUFORM ROCKIES, INC.



By: -----------------------------   By: -------------------------------
Name: ---------------------------   Name: -----------------------------
Title: --------------------------   Title: ----------------------------



INSITUFORM CENTRAL, INC.            INSITUFORM TEXARK, INC.



By: -----------------------------   By: -------------------------------
Name: ---------------------------   Name: -----------------------------
Title: --------------------------   Title: ----------------------------




INSITUFORM MISSOURI, INC.           PALTEM SYSTEMS, INC.



By: -----------------------------   By: -------------------------------
Name: ---------------------------   Name: -----------------------------
Title: --------------------------   Title: ----------------------------




INSITUFORM NORTH, INC.              UNITED PIPELINE SYSTEMS USA, INC.



By: -----------------------------   By: -------------------------------
Name: ---------------------------   Name: -----------------------------
Title: --------------------------   Title: ----------------------------




INSITUFORM PLAINS, INC.             INSITUFORM DE PUERTO RICO, INC.



By: -----------------------------   By: -------------------------------
Name: ---------------------------   Name: -----------------------------
Title: --------------------------   Title: ----------------------------

                                   EXHIBIT 2
                                   ---------

Lender                              Term Commitment         Pro Rata Share
- ------                              ---------------         --------------

The Boatmen's National
  Bank of St. Louis                 $10,250,000.00             67.2131%


Mark Twain Bank                     $5,000,000.00              32.7869%


                                  EXHIBIT 9.2
                                  -----------
                           REAL PROPERTY COLLATERAL

MISSOURI REAL PROPERTY COLLATERAL:
- ---------------------------------

Parcel 1 - From Insituform Mid-America, Inc.:
- --------------------------------------------

Lot A of the Subdivision of Lot 3 of SPIRIT WEST INDUSTRIAL AIR PARK SUBDIVISION PLAT, as per plat thereof recorded in Plat Book 222 page 39 of the St. Louis County Records. Less and Excepting that portion conveyed to St. Louis County, Missouri by deed recorded in Book 8189, page 203.

commonly known as 17988 Edison

Parcel 2 - From Affholder, Inc.:
- -------------------------------

A tract of land in St. Louis Air Park, a Subdivision in St. Louis County, Missouri, according to the plat thereof recorded in Plat Book 107 page 42 of the St. Louis County Recorder's Office, and described as follows: Beginning at the intersection of the West line of Goddard Avenue, a 60 foot wide easement, with the South line of Edison Avenue, a 60 foot wide easement; thence South 11 degrees 39 minutes East along the West line of Goddard Avenue 366 feet to a point; thence South 78 degrees 21 minutes West 275 feet to a point; thence North 11 degrees 39 minutes West 366 feet to the South line of Edison Avenue and thence North 78 degrees 21 minutes East along said South line 275 feet to the point of beginning.

18022 Edison Ave.


COLORADO REAL PROPERTY COLLATERAL:
- ---------------------------------

Lot 7B1 of BODO BUSINESS RANCHES, UNIT III, LOT 7B, MINOR EXEMPTION SUBDIVISION PROJECT NO. 92-226, according to the plat thereof filed for record March 3, 1993 as Reception No. 642804, also being described as:

A tract of land lying and being within Lot 7B of BODO BUSINESS
RANCHES, UNIT III, according to the plat thereof filed for record
October 14, 1977 as Reception No. 413846 and being more
particularly described as follows:
BEGINNING at the Northwesterly corner of said Lot 7B and the
Southerly right of way of Turner Drive:
Thence:     along the arch of a non-tangent curve to the left with a
            delta angle of 46 degrees 38' 30" and a radius of 754.20 feet for a distance of 504.23 feet the long chord bears South
            81 degrees 01' 38" East, 494.89 feet along the southerly right of way of Turner Drive;
Thence      South 15 degrees 44' 15" East, 235.55 feet;
Thence      South 57 degrees 02' 00" West, 244.40 feet;
Thence      North 73 degrees 20' 00" West, 233.40 feet;
Thence      North 50 degrees 40' 00" West, 289.50 feet;
Thence      North 28 degrees 10' 00" East, 211.51 feet to the point of beginning.


TEXAS REAL PROPERTY COLLATERAL:
- ------------------------------

Being Lot 2, in Block 1, of "DURABLE, INC.", an Addition to the
City of Grand Prairie, Dallas County, Texas, according to the Map thereof recorded in Volume 85082, Page 2866, of the Deed Records of Dallas County, Texas.

                                 EXHIBIT 12.1
                                 ------------

                        DOCUMENT AND REQUIREMENTS LIST


1. Acquisition Documents between Borrower and ENVIROQ and all schedules and exhibits thereto.

2.    Loan Agreement with all exhibits, including form of Compliance
      Certificate.

3.    Term Note to Boatmen's.

4.    Term Note to Mark Twain.

5.    Deed of Trust from Insituform Mid-America, Inc. on Missouri
      Real Property Collateral located at 17988 Edison Avenue,
      Chesterfield, Missouri.

6. Deed of Trust from Affholder, Inc. on Missouri Real Property Collateral located at 18022 Edison Avenue, Chesterfield,
      Missouri.

7.    Deed of Trust on Colorado Real Property Collateral.

8.    Deed of Trust on Texas Real Property Collateral.

9.    Stock Pledge Agreement.

10.   Stock Certificates.

11.   Stock powers, executed in blank.

12.   Copies of the Guaranties of the Guarantors.

13.   Rights Assignment.

14.   Consent to Rights Assignment.

15. Security Agreement signed by Borrower and each Guarantor, covering all UCC personal property of Borrower (other than rolling stock).

16.   UCC Financing Statements:

      16.1.       Missouri Secretary of State against Insituform Mid-
                  America, Inc.;
      16.2.       St. Louis County, Missouri against Insituform Mid-
                  America, Inc.;
      16.3.       Missouri Secretary of State against Affholder,
                  Inc.;
      16.4.       St. Louis County, Missouri against Affholder, Inc.;
      16.5.       Colorado Secretary of State against United Pipeline
                  Systems USA, Inc.;
      16.6.       La Plata County, Colorado against United Pipeline
                  Systems USA, Inc.;
      16.7.       Texas Secretary of State against Insituform Texark,
                  Inc.; and
      16.8.       Dallas County, Texas against Insituform Texark,
                  Inc.

17. UCC Termination Statements of the following UCC financing statements with respect to Borrower:

                                     None

18. UCC Termination Statements of the following UCC financing statements with respect to Affholder, Inc. (if applicable):

      18.1. UCC Financing Statement No. 781230, filed with the Secretary of State of Missouri, in favor of Mark Twain Bank

19. UCC Termination Statements of the following UCC financing statements with respect to United Pipeline Systems, USA, Inc. (if applicable):

      19.1. UCC Financing Statement No. 902080416, filed with the Secretary of State of Colorado, in favor of Redburn Tire Company.

20. UCC Termination Statements of the following UCC financing statements with respect to Insituform Texark, Inc. (if applicable):

                                     None

21. Releases of the following documents relating to the Missouri Real Property Collateral (if applicable):

                                     None

22. Releases of the following documents relating to the Colorado Real Property Collateral (if applicable):

                                     None

23. Releases of the following documents relating to the Texas Real Property Collateral (if applicable):

      23.1.       Lis Pendens filed 9/22/92, recorded in Volume
                  92185, Page 3838, Miscellaneous Records of Dallas
                  County, Texas;

      23.2. Abstract of Judgment in favor of Eugene Hasten Commercial Real Estate against Theodore M. Walters in the amount of $31,691.14, plus interest, court costs and attorney's fees, if any, filed 7/26/93, recorded in Volume 93143, Page 2712, Abstract of Judgment Records of Dallas County, Texas.

      23.3. Deed of Trust from Theodore M. Walters and wife, Mildred R. Walters to Neil J. Orleans, Trustee, dated effective 6/3/88, filed 11/16/92, recorded in Volume 92224, Page 1629, Deed of Trust Records of Dallas County, Texas, securing a note in the sum of $300,000, payable to First City, Texas - Dallas, successor-in-interest by merger to First City National Bank in Grand Prairie, and securing other indebtedness as described therein, if any. Being a refile and correction of Deed of Trust recorded in Volume 88111, Page 4087 and Volume 88160, Page 2187, Deed of Trust Records of Dallas County, Texas. As affected by a release recorded in Volume 93184, Page 1341, Deed Records of Dallas County, Texas.

24.   Warehousemen/bailee letters with respect to Personal Property
      Collateral.

25. Closing Certificate of Borrower, signed by the Chairman, President or Vice President-Finance and Administration of Borrower, addressed to Lenders and dated as of the Closing
      Date, to the effect that: (i)
      all representations and warranties of Borrower contained in the Loan Documents or otherwise made in writing to Lenders in connection therewith by or on behalf of Borrower are true and correct in all material respects; (ii) all of the conditions to the making of the Term Loan that have not been waived by Lenders have been satisfied; (iii) the Loan Agreement has been duly authorized by Borrower's Board of Directors; (iv) there has been no Material Adverse Change since the date of the Initial Financial Statements; (v) no consents are necessary from any third parties for Borrower's execution, delivery or performance of the Loan Agreement; (vi) the Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws related to creditors rights generally or by the application of equity principles;
      (vii) after giving effect to the execution and delivery of the Loan Documents and the making of the Term Loan, no covenant of Borrower in the Loan Documents will have been breached; and
      (viii) there are no pending Material Proceedings.

26. Opinion of Borrower's Counsel covering such matters as Agent may reasonably require.

27. Certificates of Insurance for Borrower containing summaries of the types of coverage, names of the respective insurers, limits of coverage, and expiration dates, and reflecting that Agent is an additional insured on public liability policies and that proceeds on casualty policies for the Missouri Real Property Collateral, the Colorado Real Property Collateral and the Texas Real Property Collateral are payable to Borrower and Agent, as their interests appear.

28.   Copies of all insurance policies; and Loss Payable
      Endorsements on casualty policies in favor of Agent that contain required lender loss payee and mortgagee provisions.

29.   The Initial Financial Statements.

30.   Title search regarding the Missouri Real Property Collateral.

31.   Title search regarding the Colorado Real Property Collateral.

32.   Title search regarding the Texas Real Property Collateral.

33. Commitment for issuance to Boatmen's, as Agent by a title insurer acceptable to Lenders of a Policy of Mortgagee's Title Insurance that (i) will insure that title to the Missouri Real Property Collateral is vested in Borrower as owner and that Agent has a valid first mortgage lien thereon subject only to Permitted Security Interests applicable to the Missouri Real Property Collateral that exist on the effective date of the Loan Agreement and without exceptions other than taxes for the current year which are not delinquent and such other exceptions as are approved by Lenders in their sole discretion; and (ii) will be in current standard ALTA loan policy form with the following endorsements: (a) lender's comprehensive, (b) variable rate, (c) future advances, (d) zoning (land and improvements), (e) survey, (f) contiguity, and others as Lenders deem necessary.

34. Commitment for issuance to Boatmen's, as Agent by a title insurer acceptable to Lenders of a Policy of Mortgagee's Title Insurance that (i) will insure that title to the Colorado Real Property Collateral is vested in United Pipeline Systems, USA, Inc., as owner and that Agent has a valid first mortgage lien thereon subject only to Permitted Security Interests applicable to the Colorado Real Property Collateral, as appropriate, that exist on the effective date of the Loan Agreement and without exceptions other than taxes for the current year which are not delinquent and such other exceptions as are approved by Lenders in their sole discretion; and (ii) will be in current standard ALTA loan policy form with the following endorsements: (a) lender's comprehensive, (b) variable rate, (c) future advances, (d) zoning (land and improvements), (e) contiguity, and others as Lenders deem necessary.

35. Commitment for issuance to Boatmen's, as Agent by a title insurer acceptable to Lenders of a Policy of Mortgagee's Title Insurance that (i) will insure that title to the Texas Real Property Collateral is vested in Insituform Texark, Inc., as owner and that Agent has a valid first mortgage lien thereon subject only to Permitted Security Interests applicable to the Texas Real Property Collateral, as appropriate, that exist on the effective date of the Loan Agreement and without exceptions other than taxes for the current year which are not delinquent and such other exceptions as are approved by Lenders in their sole discretion; and (ii) will be in current standard ALTA loan policy form with the following endorsements: (a) lender's comprehensive, (b) variable rate,
      (c) future advances, (d) zoning (land and improvements), (e) contiguity, and others as Lenders deem necessary.

36. Copies of documentation supporting title commitment exceptions with respect to each parcel of Real Property Collateral.

37. ALTA Survey of Missouri Real Property Collateral that is sufficient for title insurance commitments to contain no exceptions related to the survey.

38.   ALTA Surveys of Colorado Real Property Collateral and Texas
      Real Property Collateral that are sufficient for title insurance commitments to contain no exceptions related to the survey. (waived)

39. Flood letter on the Missouri Real Property Collateral (or certification on survey).

40. Written appraisal of the Missouri Real Property Collateral, in form and substance and performed by an independent MAI appraiser satisfactory to Lenders in their sole discretion.

41. Written appraisals of the Colorado Real Property Collateral and the Texas Real Property Collateral, in form and substance and performed by an independent MAI appraiser satisfactory to Lenders in their sole discretion. (waived)

42. Instruction Letter to issuer of title insurance commitments regarding the Real Property Collateral (regarding the recording of the Deeds of Trust, recording of UCC-1s and the issuance of the Mortgagee's title insurance policies with respect to each parcel of the Real Property Collateral).

43. Additional documents required by title insurer for issuance of mortgagee's title insurance policies covering the Real
      Property Collateral:

      43.1.  17988 Edison Avenue:
             -------------------

            43.1.1.  Mortgagor's Affidavit.

      43.2.  18022 Edison Avenue:
             -------------------

            43.2.1.  Mortgagor's Affidavit.

      43.3.  Colorado Real Property Collateral:
             ---------------------------------

            43.3.1.  Indemnity Agreement;
            43.3.2.  Builder's or Contractor's Affidavit; and

            43.3.3.  Construction Lender's Affidavit.

      43.4.  Texas Real Property Collateral:
             ------------------------------

            43.4.1.  Grantor's Affidavit.

44.   Phase I Environmental Reports on the Real Property Collateral.
      (waived)

45. Copies of the following which pertain to any facility leased or otherwise occupied by any Covered Person and which are dated within four years before the Closing Date and which might reasonably involve a liability or an expense in excess of $50,000:

      (i) notices from any Governmental Authority of spills or releases of Hazardous Waste;

      (ii) reports from any Governmental authority regarding claims, lawsuits, findings of liability, notices of violations, assessments of damages or responsibility or other similar reports pertaining to Hazardous Wastes or any other environmental matters; and

      (iii) remediation plans regarding any of the foregoing and the responses of Governmental Authorities thereto.

46.   Secretary's Certificate for Borrower with certified
      Certificate of Incorporation, Bylaws, Resolutions, and
      Incumbency Statement.

47. Secretary's Certificate for each of the following with certified Certificate or Articles of Incorporation, Bylaws,
      Resolutions, and Incumbency Statement:

      47.1.       Affholder, Inc.;
      47.2.       Insituform Central, Inc.;
      47.3.       Insituform Missouri, Inc.;
      47.4.       Insituform North, Inc.;
      47.5.       Insituform Plains, Inc.;
      47.6.       Insituform de Puerto Rico, Inc.;
      47.7.       Insituform Rockies, Inc.;
      47.8.       Insituform Texark, Inc.;
      47.9.       PALTEM Systems, Inc.;
      47.10.      United Pipeline Systems USA, Inc.; and
      47.11.      United Pipeline Systems, Inc.

48. Good Standing Certificate for Borrower from the Secretary of State of the States of Delaware and Missouri.

49.   Good Standing Certificate for Affholder, Inc. from the
      Secretary of State of Missouri.

50. Good Standing Certificate for each of the following from their respective jurisdiction of incorporation:

      50.1.       Affholder, Inc.;
      50.2.       Insituform Central, Inc.;
      50.3.       Insituform Missouri, Inc.;
      50.4.       Insituform North, Inc.;
      50.5.       Insituform Plains, Inc.;

      50.6.       Insituform de Puerto Rico, Inc.;
      50.7.       Insituform Rockies, Inc.;
      50.8.       Insituform Texark, Inc.;
      50.9.       PALTEM Systems, Inc.;
      50.10.      United Pipeline Systems USA, Inc.; and
      50.11.      United Pipeline Systems, Inc.

51. Copies of all consents, licenses and approvals, if any, obtained by Borrower in connection with the execution, performance, and enforceability of the Loan Documents.

52.   Tax and Judgment Lien Search Reports of filings against
      Borrower.

53. UCC Search Reports of filings against Borrower with the Missouri Secretary of State and in St. Louis County, Missouri;

54. UCC Search Reports of filings against United Pipeline Systems, USA, Inc. with the Colorado Secretary of State and in La Plata County, Colorado;

55. UCC Search Reports of filings against Insituform Texark, Inc. with the Texas Secretary of State and in Dallas County, Texas;

56. Such other documents, reports and information as Lender's counsel deems reasonable and necessary.

57. Payment of all commitment fees and other amounts due on the Execution Date.

58.   Payment of Lewis, Rice & Fingersh invoice.

59. Such other documents, instruments or certificates as Lenders may require.

                                  EXHIBIT 13
                                  ----------

                        DISCLOSURE SCHEDULE OF BORROWER

                                 EXHIBIT 13.28
                                 -------------

                              REAL ESTATE; LEASES

                                 EXHIBIT 13.30
                                 -------------

                  PLACES OF BUSINESS; LOCATIONS OF COLLATERAL

                                 EXHIBIT 13.34
                                 -------------

                          SUBSIDIARIES AND AFFILIATES

                                 EXHIBIT 15.5
                                 ------------
                            INSURANCE REQUIREMENTS

Each Covered Person shall at all times carry insurance, in insurance companies having a rating of at least "A" by Best's Rating Service, against liability on account of damage to persons or property (including product liability insurance and insurance required under all applicable workers' compensation laws) and covering all other liabilities common to such Covered Person's business, in such manner and to such extent as such coverage is usually carried by others conducting businesses similar to that of such Covered Person. All policies of liability insurance maintained hereunder shall name Lenders as additional insureds; all fire and casualty policies of insurance maintained hereunder shall reflect Lenders' interest therein as mortgagee under a standard New York or Union mortgagee clause. Agent is authorized, but not obligated, as the attorney-in-fact for Borrower, (i) prior to the occurrence of an Event of Default with Borrower's consent (which consent shall not be unreasonably withheld), and, upon the occurrence of an Event of Default, without Borrower's consent, to adjust and compromise proceeds payable under such policies of insurance, (ii) to collect, receive and give receipts for such proceeds in the name of Borrower and Lender, and (iii) to endorse Borrower's name upon any instrument in payment thereof. Such power granted to Agent shall be deemed coupled with an interest and shall be irrevocable. All policies of insurance maintained hereunder shall contain a clause providing that such policies may not be canceled, reduced in coverage or otherwise modified without 30 days' prior written notice to Agent. Borrower shall upon request of Agent at any time furnish updated Evidence of Insurance (in the form required as a condition to Lenders lending hereunder) for such insurance to Agent.

                                 EXHIBIT 15.13
                                 -------------
                        FORM OF COMPLIANCE CERTIFICATE

TO:   THE BOATMEN'S NATIONAL BANK OF ST. LOUIS

      This Compliance Certificate is furnished pursuant to that certain Loan Agreement executed -------------, 1995 (as the same may be amended, restated or otherwise modified from time to time, the "Loan Agreement"), among Insituform Mid-America, Inc. ("Borrower"), The Boatmen's National Bank of St. Louis, as agent ("Agent") and The Boatmen's National Bank of St. Louis and Mark Twain Bank, as lenders (individually a "Lender" and collectively "Lenders"). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings defined in the Loan Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

      1.    I am the duly elected ------------------------- of
            Borrower.

      2. I have reviewed the terms of the Loan Agreement and the Loan Documents and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of Borrower and each other Covered Person during the accounting period covered by the attached Financial Statements.

      3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Default or Event of Default as of the date of this Compliance Certificate; and to my knowledge all of the representations and warranties of Borrower contained in the Loan Agreement and other Loan Documents are true and correct in all material respects.

      4. [Use for annual financial statements: Schedule I attached hereto contains the Financial Statements for Borrower for the fiscal year ended September 30, ----------, which are complete and correct in all material respects and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein).]

            [Use for quarterly financial statements: Schedule I attached hereto contains the Financial Statements for Borrower for the fiscal quarter ended --------------, which are complete and correct in all material respects (subject to normal year-end audit adjustments) and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein).]

      5. Borrower and every other Covered Person is in compliance with all of the covenants in the Loan Agreement, including the financial covenants in Section 18, and
            Schedule II attached hereto contains calculations based on Borrower's financial statements and other financial records that show Borrower's compliance with such financial covenants. The calculations and the data upon which they are based are believed by me to be complete and correct.

This Compliance Certificate, together with the Schedules hereto, is executed and delivered this ------ day of ------------------.


- ----------------------------                    Print Name:
                                                Title:

                                  SCHEDULE 1

                             FINANCIAL STATEMENTS

                     SCHEDULE I TO COMPLIANCE CERTIFICATE
                     ------------------------------------

                       See current Financial Statements.

                     SCHEDULE II TO COMPLIANCE CERTIFICATE
                     -------------------------------------

The following calculations are made in accordance with the provisions of the Agreement and are based on the fiscal quarter ended ---------------:

SECTION 18 FINANCIAL MEASUREMENTS


I.   MINIMUM TANGIBLE NET WORTH (SECTION 18.1.1)
     -------------------------------------------

A.    Total Assets                                             $--------------

B.     1.  Patents                                             $--------------
       2.  Copyrights                                          $--------------
       3.  Trademarks and tradenames                           $--------------
       4.  Franchises                                          $--------------
       5.  License Agreements                                  $--------------
       6.  Goodwill                                            $--------------
       7.  Other intangible assets (specify)                   $--------------
       8.  Unamortized debt discount and expense               $--------------
       9.  Write-up in value of fixed assets                   $--------------
      10.  Sum of I.B.1 through I.B.9                          $--------------

C.    Tangible Assets (Item I.A minus item I.B.10)             $--------------

D.    Depreciation, obsolescence, amortization
      and similar reserves with respect to item I.B.10         $--------------

E.    Total Liabilities                                        $--------------

F.    Tangible Net Worth (Item I.C minus Items I.D and I.E)    $--------------

G.    Cumulative Net Income (exclusive of losses)
      since September 30, 1994                                 $--------------

H.    Item I.G multiplied by 50%                               $--------------

I.    Tangible Net Worth: $27,000,000 plus
      50% of Net Income since September 30 1994
      ($27,000,000 plus Item I.H)                              $--------------

J.    Minimum Tangible Net Worth permitted by
      Section 18.1.1                                  $27,000,000, plus 50% of
                                                         cumulative Net Income
                                                      since September 30, 1994




II.  RATIO OF EBITDA TO FIXED CHARGES (SECTION 18.1.2)
     -------------------------------------------------

A.    1.    Earnings from continuing
            operations                                          $-------------
      2.    Interest Expense                                    $-------------
      3.    Income and franchise taxes                          $-------------
      4.    Depreciation                                        $-------------
      5.    Amortization                                        $-------------
      6.    Sum of items II.A.1 through II.A.5                  $-------------
      7.    Extraordinary gains included in item II.A.1         $-------------
      8.    Extraordinary losses included in item II.A.1        $-------------
      9.    EBITDA (item II.A.6 minus item II.A.7 plus item
            II.A.8)                                             $-------------

B.    1.    Interest paid                                       $-------------
      2.    Federal, State and local Taxes paid                 $-------------
      3.    Dividends paid                                      $-------------
      4.    Current maturities of long term debt                $-------------
      5.    Fixed Charges (Sum of Items II.B.1 through II.B.4)  $-------------

C.    Ratio of EBITDA to Fixed Charges
      (ratio of II.A.9 to II.B.4)                               --------------

D.    Minimum ratio permitted by Section 18.1.2                     1.0 to 1.0


III.  CURRENT RATIO (SECTION 18.1.3)
      ------------------------------

A.    1.    Current Assets                                      $-------------
      2.    Current Liabilities                                 $-------------

B.    Current Ratio (ratio of III.A.1
      to III.A.2)                                               --------------

C.    Minimum ratio permitted by
      Section 18.1.3                                                1.0 to 1.0


IV.  TOTAL LIABILITIES TO TANGIBLE NET WORTH (SECTION 18.1.4)
     --------------------------------------------------------

A.    Total Liabilities                                          $------------

B.    Tangible Net Worth (Item I.F)                              $------------

C.    Ratio of Total Liabilities to
      Tangible Net Worth (Item IV.A to Item IV.B)                -------------

D.    Ratio permitted by Section 18.1.4                            1.75 to 1.0

                                 APPENDIX 1.2

                      GLOSSARY AND INDEX OF DEFINED TERMS

"Account Debtor": the obligor on any Account.

"Account": as to any Person, the right of such Person to payment for goods sold or leased or for services rendered by such Person.

"Acquisition Agreement": the Merger Agreement dated as of November 2, 1994, among Borrower, New Enviroq Corporation, ENVIROQ
Corporation and IMA Merger Sub, Inc., and all amendments, supplements, extensions and renewals thereof.

"Acquisition Agreement Assignment": as defined in Section 9.5

"Adjusted CBR": the CBR plus one quarter of one percent (0.25%).

"Adjusted LIBO Rate": as defined in Section 3.1.1.

"Affected Principal Amount": as defined in Section 11.2.

"Affiliate": with respect to any Person, (a) any other Person who is a partner, director, officer or stockholder of such Person; and
(b) any other Person, including, without limitation, a parent corporation, which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, and any partner, director, officer or stockholder of such other Person described. For purposes of this Agreement, control of a Person by another Person shall be deemed to exist if such other Person has the power, directly or indirectly, either to (i) vote twenty percent (20%) or more of the securities having the power to vote in an election of directors of such Person, or (ii) direct the management of such Person, whether by contract or otherwise and whether alone or in combination with others. For purposes of this Agreement, subsequent to the consummation of any Permitted Merger, "Affiliate" shall include the Permitted Merger Party.

"Agent": The Boatmen's National Bank of St. Louis, in its capacity as such.

"Anniversary Date": each anniversary of the Execution Date.

"Applicable Lending Office": as defined in Section 1.5.

"Beneficial Owner": as defined in Rule 13-D-3 of the Securities and Exchange Commission.

"Boatmen's": The Boatmen's National Bank of St. Louis, in its individual capacity.

"Borrower": Insituform Mid-America, Inc., its successors, assigns and transferees.

"Business Day": a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of either the United States or the State of Missouri.

"Capital Expenditure": all expenditures which must be capitalized under GAAP.

"Capital Lease": any lease that has been or should be capitalized under GAAP.

"Chesterfield IRB":  the $7,000,000 principal amount of The
Industrial Development Authority of the City of Chesterfield,
Missouri Variable Rate Demand Private Activity Revenue Bonds,
Series 1995 (Insituform Mid-America, Inc. Project).

"CBR": the per annum interest rate so designated from time to time as the Corporate Base Rate by Agent. The CBR is a reference rate and does not necessarily represent the lowest or best rate charged to any customer of Agent.

"Charter Documents": the articles or certificate of incorporation and bylaws of a corporation; the certificate of limited partnership and partnership agreement of a limited partnership; the partnership agreement of a general partnership; or the indenture of a trust.

"Claims Act": the Assignment of Claims Act of 1940, as amended from time to time.

"Code": the Internal Revenue Code of 1986, as amended from time to time, and all regulations thereunder of the IRS.

"Collateral": all of the Real Property Collateral and the Personal Property Collateral and all proceeds thereof.

"Colorado Real Property Collateral: as set forth on Exhibit 9.2 under the caption "Colorado Real Property Collateral".

"Commonly Controlled Entity": a Person which is under common control with another Person within the meaning of Section 414(b) or
(c) of the Code.

"Contract": any contract, note, bond, indenture, deed, mortgage, deed of trust, security agreement, pledge hypothecation agreement, assignment, or other agreement or undertaking or any security.

"Covered Person": as defined in Section 1.6.

"Credit Agreement": that certain Credit Agreement dated as of February 15, 1995 among Borrower and Lenders.

"Deed of Trust": as defined in Section 9.2.

"Default": any of the events listed in Section 19.1 of this Agreement, without giving effect to any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any other condition, event or act.

"Disclosure Schedule": as defined in Section 13.

"DOL": the United States Department of Labor.

"Dollars" and the sign "$": lawful money of the United States.

"Effective Date": as defined in Section 1.1.

"Employment Law": ERISA, the Occupational Safety and Health Act, the Fair Labor Standards Act, or any other Law pertaining to the terms or conditions of labor or safety in the workplace.

"Encumbrance": as to any item of real or personal property, any easement, right-of-way, license, condition, or restrictive covenant, or zoning or similar restriction, that is not a Security Interest but is enforceable by any Person other than the record owner of such property.

"Environmental Law": the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and
Liability Act, the Clean Water Act, the Clean Air Act, or any other Law pertaining to environmental quality or remediation of Hazardous Material.

"Environmental Property Transfer Act": any Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed of title for any property for environmental reasons, including any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Property Transfer Acts".

"ENVIROQ Acquisition": the proposed acquisition by Borrower of all of the stock of ENVIROQ Corporation pursuant to the Acquisition
Agreement.

"EPA": the United States Environmental Protection Agency.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default": any of the events listed in Section 19.1 of this Agreement as to which any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any further condition, event or act has been satisfied.

"Execution Date": the date when this Agreement has been executed.

"Financial Statements": financial statements of Borrower that are furnished to Lenders as required in Section 15.13 of this Agreement.

"FRB": the Board of Governors of the Federal Reserve System and any successor thereto or to the functions thereof.

"GAAP": those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and pronouncements of the Securities and Exchange Commission or which have other substantial authoritative support in the United States and are applicable in the circumstances, as applied on a consistent basis.

"Governmental Authority": the federal government of the United States; the government of any foreign country that is recognized by the United States or is a member of the United Nations; any state of the United States; any local government or municipality within the territory or under the jurisdiction of any of the foregoing; any department, agency, division, or instrumentality of any of the foregoing; and any court whose orders or judgements are enforceable by or within the territory of any of the foregoing.

"Group": as used in Regulation 13-D issued by the Securities and Exchange Commission.

"Guarantors": as defined in Section 9.3.

"Hazardous Material": any hazardous, radioactive, toxic, solid or special waste, material, substance or constituent thereof, or any other such substance (as defined under any applicable law or regulation).

"Indebtedness": as to any Person at any particular date, shall mean such Person's (i) obligations for borrowed money, (ii) obligations issued or assumed as the deferred purchase price of property or services, including, without limitation, bank acceptances payable and loans and/or advances from a factor, but excluding trade and other accounts payable arising in the ordinary course of business in accordance with customary trade terms or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such

Person in accordance with GAAP; (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (iv) all obligations secured by any lien on any property or asset owned by such Person, even though such Person has not assumed or become liable for the payment thereof; (v) any material lease obligation which has been, or which should be, in accordance with GAAP, capitalized, and (vi) obligations, or obligations of a commonly controlled entity, to a Multiemployer Plan.

"Indemnified Liabilities": as defined in Section 21.8.

"Indemnified Parties": as defined in Section 21.8.

"Indirect Obligation": as to any Person, (a) any guaranty by such Person of any Obligation of another Person; (b) any Security Interest in any property of such Person that secures any Obligation of another Person, (c) any enforceable contractual requirement that such Person (i) purchase an Obligation of another Person or any property that is security for such Obligation, (ii) advance or contribute funds to another Person for the payment of an Obligation of such other Person or to maintain the working capital, net worth or solvency of such other Person as required in any documents evidencing an Obligation of such other Person, (iii) purchase property, securities or services from another Person for the purpose of assuring the beneficiary of any Obligation of such other Person that such other Person has the ability to timely pay or discharge such Obligation, (iv) grant a Security Interest in any property of such Person to secure any Obligation of another Person, or (v) otherwise assure or hold harmless the beneficiary of any Obligation of another Person against loss in respect thereof; and
(c) any other contractual requirement enforceable against such Person that has the same substantive effect as any of the foregoing. The term "Indirect Obligation" does not, however, include the indorsement by a Person of instruments for deposit or collection in the ordinary course of business or the liability of a general partner of a partnership for Obligations of such partnership. The amount of any Indirect Obligation of a Person shall be deemed to be the stated or determinable amount of the Obligation in respect of which such Indirect Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Initial Financial Statements":  as defined in Section 12.3.

"Insurance/Condemnation Proceeds": insurance proceeds payable as a consequence of damage to or destruction of any of the Collateral and proceeds payable as a consequence of condemnation or sale in lieu of condemnation of any of the Collateral.

"Inventory": goods owned and held by a Person for sale, lease or resale or furnished or to be furnished under contracts for services, and raw materials, goods in process, materials, component parts and supplies used or consumed, or held for use or consumption in such Person's business.

"Investment": (a) a loan or advance of money or property to a Person, (b) stock or other equity interest in a Person, (c) a debt instrument issued by a Person, whether or not convertible to stock or other equity interest in such Person, or (d) any other interest in or rights with respect to a Person which include, in whole or in part, a right to share, with or without conditions or restrictions, some or all of the revenues or net income of such Person.

"IRS": the Internal Revenue Service.

"ITI Lawsuit":  as defined in Section 19.1.16.

"Law": any statute, rule, regulation, order, judgment, award or decree of any Governmental Authority.

"Lender" or "Lenders": as defined in the first paragraph of this Agreement.

"Letter of Credit Exposure": the undrawn amount of all outstanding letters of credit issued by a Lender for the account of Borrower plus all amounts drawn on such letters of credit and not yet reimbursed to such Lender by Borrower.

"LIBO Rate": as defined in Section 3.1.1.1.

"LIBOR Increment": as defined in Section 3.1.1.2.

"LIBOR Loan": the Term Loan at any time it bears interest at the Adjusted LIBO Rate.

"Loan Documents": this Agreement, the Notes, the Security Documents and all other agreements, certificates, documents, instruments and other writings executed in connection herewith.

"Loan Obligations": all of Borrower's Indebtedness owing to any Lender, whether as principal, interest, fees or otherwise, all reimbursement obligations of Borrower to any Lender with respect to such Lender's Letter of Credit Exposure, and all other obligations (including but not limited to obligations for the payment of money) and liabilities of Borrower to any Lender (including but not limited to all extensions, renewals, modifications, rearrangements, restructures, replacements and refinancings of the foregoing, whether or not the same involve modifications to interest rates or other payment terms), whether arising under any of the Loan Documents or otherwise, and whether now existing or hereafter created, absolute or contingent, direct or indirect, joint or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, or acquired by a Lender outright, conditionally or as collateral security from another, including but not limited to the obligation of Borrower to repay future advances by a Lender, whether or not made pursuant to commitment and whether or not presently contemplated by Borrower and any Lender in the Loan Documents.

"Material Law": any Law whose violation by a Person would have a Material Adverse Effect with respect to such Person.

"Material Obligation": as to any Person, an Obligation of such Person which if not fully and timely paid or performed would have a Material Adverse Effect on such Person.

"Material License": (i) as to any Covered Person, any license, permit or consent from a Governmental Authority or other Person and any registration and filing with a Governmental Authority or other Person which if not obtained, held or made by such Covered Person would have a Material Adverse Effect with respect to such Covered Person or any other Covered Person, and (ii) as to any Person who is a party to this Agreement or any of the other Loan Documents, any license, permit or consent from a Governmental Authority or other Person and any registration or filing with a Governmental Authority or other Person that is necessary for the execution or performance by such party, or the validity or enforceability against such party, of this Agreement or such other Loan Document.

"Material Adverse Effect": as to any Covered Person and with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, investigation or proceeding), a material adverse effect on the business, operations, revenues, financial condition, property, or business prospects of such Covered Person or the ability of such Covered Person to timely pay or perform such Covered Person's Obligations generally, or in the case of Borrower, specifically the ability of Borrower to pay or perform any of the Loan Obligations.

"Material Agreement": as to any Person, any Contract to which such Person is a party or by which such Person is bound which, if violated or breached, would have a Material Adverse Effect on such Person or any Covered Person.

"Material Proceeding": any litigation, investigation or other proceeding by or before any Governmental Authority (i) which involves any of the Loan Documents or any of the transactions contemplated thereby, or involves a

Covered Person as a party or any property of a Covered Person, and would have a Material Adverse Effect with respect to any Covered Person if adversely determined, (ii) in which there has been issued an injunction, writ, temporary restraining order or any other order of any nature which purports to restrain or enjoin the consummation of any transaction contemplated by the Loan Documents, or the enforceability of any provision of any of the Loan Documents, (iii) which involves the actual or alleged breach or violation by a Covered Person of, or default by a Covered Person under, any Material Agreement, or (iv) which involves the actual or alleged violation by a Covered Person of any Material Law.

"Maturity": as to any Indebtedness, the time when it becomes payable in full, whether at a regularly scheduled time, because of acceleration or otherwise.

"Missouri Real Property Collateral: as set forth on Exhibit 9.2 under the caption "Missouri Real Property Collateral".

"Multi-employer Plan": a Pension Benefit Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

"Notes": the Term Notes.

"Obligation": as to any Person, any Indebtedness of such Person, any guaranty by such Person of any Indebtedness of another Person, and any contractual requirement enforceable against such Person that does not constitute Indebtedness of such Person or a guaranty by such Person but which would involve the expenditure of money by such Person if complied with or enforced.

"Operating Lease": any lease that is not a Capital Lease.

"PBGC": the Pension Benefit Guaranty Association.

"Pension Benefit Plan": any pension or profit-sharing plan which is covered by Title I of ERISA and all other benefit plans and in respect of which a Covered Person or a Commonly Controlled Entity of such Covered Person is an "employer" as defined in Section 3(5) of ERISA.

"Permitted Acquisition": the ENVIROQ Acquisition.

"Permitted Encumbrances": (a) taxes and assessments, general and specific, not now due and payable, (b) Encumbrances arising out of deposits in connection with workmen's compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation, (c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds or other obligations of a like nature arising in the ordinary course of business, (d) Encumbrances imposed by law, such as mechanic's, workmen's, materialmen's, landlord's, carriers' or other like Encumbrances arising in the ordinary course of business which secure payment of obligations which are not past due, and
(e) matters waived in writing by Agent or appearing in the title commitments delivered to Agent in connection with the Real Property Collateral and not objected to in writing by Agent.

"Permitted Indebtedness": as defined in Section 16.2.

"Permitted Indirect Obligations": as defined in Section 16.6.

"Permitted Investments": as defined in Section 16.1.

"Permitted Merger":  any merger permitted by Lenders pursuant to
Section 16.8.

"Permitted Merger Party": any party (other than Borrower or a wholly-owned Subsidiary of Borrower) to a Permitted Merger and such party's Affiliates.

"Permitted Security Interests": as defined in Section 16.7.

"Person": any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company, Governmental Authority, or other organization in any form that has the legal capacity to sue or be sued. If the context so implies or requires, the term Person includes Borrower.

"Personal Property Collateral": as defined in Section 9.1.

"Rate Agreement": The proposed ISDA <Interest Rate and Currency Exchange Agreement> <Master Agreement> to be entered into between Borrower and Boatmen's or another bank acceptable to Borrower (referred to in this definition as the "counterparty"), all schedules, amendments and supplements thereto, all replacements thereof, all documents and confirming evidence now or hereafter exchanged between Borrower and the counterparty confirming the transactions governed by such agreement, and all guaranties, security and pledge agreements and other credit support documents given by or on behalf of the counterparty to secure its obligations thereunder.

"Real Property Collateral": the Colorado Real Property Collateral, the Missouri Real Property Collateral and the Texas Real Property
Collateral.

"Regulation D", "Regulation G", and "Regulation U": respectively, Regulation D issued by the FRB, Regulation G issued by the FRB, and Regulation U issued by the FRB.

"Reimbursement Agreement": that certain Letter of Credit and Reimbursement Agreement proposed to be entered into by and between Borrower and Boatmen's in connection with the Chesterfield IRB.

"Reportable Event": a reportable event as defined in Title IV of ERISA or the regulations thereunder.

"Responsible Officer": as to any Person that is not an individual, partnership or trust, the Chairman of the Board of Directors, the President, the chief executive officer, the chief operating officer, the chief financial officer, the Treasurer, any Assistant to the Treasurer, or any Vice President in charge of a principal business unit; as to any partnership, any individual who is a general partner thereof or any individual who has general management or administrative authority over all or any principal unit of the partnership's business; and as to any trust, any individual who is a trustee.

"Security Agreement": as defined in Section 9.1.

"Security Documents": the Deed of Trust, the Security Agreement and the Notes.

"Security Interest": as to any item of tangible or intangible property, any interest therein or right with respect thereto that secures an Obligation or Indirect Obligation, whether such interest or right is created under a Contract, or by operation of law or statute (such as but not limited to a statutory lien for work or materials), or as a result of a judgment, or which arises under any form of preferential or title retention agreement or arrangement (including but not limited to a conditional sale agreement or a lease) that has substantially the same economic effect as any of the foregoing.

"Solvent": as to any Person, when (a) the fair value of such Person's assets is in excess of the total amount of its debts (including contingent liabilities); (b) such Person is able to pay its debts as they mature; (c) such Person does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; or (d) such Person is not "insolvent" as such term is defined in
Section 101(32) of the United States Bankruptcy Code.

"Subordinated Debt": the Subordinated Note in the original principal amount of $3,000,000, which Borrower proposes to issue to New Enviroq Corporation in connection with Borrower's proposed acquisition of the pipeline rehabilitation business of ENVIROQ Corporation, all other Indebtedness of Borrower to New Enviroq Corporation or ENVIROQ Corporation, whether now existing or hereafter incurred, and all extensions, renewals, modifications, rearrangements, restructures, replacements and refinancings of the foregoing.

"Subordinated Note": as defined in Section 12.2.

"Subsidiary": as to any Person, a corporation which is required to be included in such Person's financial statements under GAAP with respect to which more than 20% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person.

"Term Advance": as defined in Section 2.

"Term Commitment": as defined in Section 2.

"Term Loan": on any date, the outstanding principal balance of the Term Advance.

"Term Loan Commitment Fee": as defined in Section 4.1.

"Term Note": as defined in Section 2.

"Texas Real Property Collateral: as set forth on Exhibit 9.2 under the caption "Texas Real Property Collateral".

"this Agreement": this document (including every document that is stated herein to be an appendix, exhibit or schedule hereto, whether or not physically attached to this document), as amended from time to time.

"Triggering Event": as defined in Section 21.8.

"UCC": the Uniform Commercial Code as in effect from time to time in the State of Missouri or such other similar statute as in effect from time to time in Missouri or any other appropriate jurisdiction.

"Ultimate Term Maturity Date": April 18, 2002.

"United States": when used in a geographical sense, all the states of the United States of America and the District of Columbia; and when used in a legal jurisdictional sense, the government of the country that is the United States of America.

"Welfare Benefit Plan": any plan described by Section 3(1) of ERISA.

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